Exhibit 10.1

SYSTEM RESTORATION PROPERTY SERVICING AGREEMENT

by and between

CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC

Issuer

and

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC

Servicer

Dated as of ________ __, 2025

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I – Servicing Procedures

Exhibit A – Form of Monthly Servicer’s Certificate

Exhibit B – Form of Semi-Annual Servicer’s Certificate

Exhibit C-1 – Form of Servicer’s Annual Compliance Certificate

Exhibit C-2 – Form of Certificate of Compliance

Schedule 4.01(a) – Expected Amortization Schedule

APPENDIX

Appendix A – Definitions and Rules of Construction

ii

This SYSTEM RESTORATION PROPERTY SERVICING AGREEMENT (this “Agreement”), dated as of ______ __, 2025, is between CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC, a Delaware limited liability company (the “Issuer”), and CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, a Texas limited liability company (“CEHE”), as the servicer of the System Restoration Property (together with each successor to CEHE in such capacity pursuant to Section 6.03 or Section 7.04, the “Servicer”), and acknowledged and accepted by U.S. Bank Trust Company, National Association, a national banking association, not in its individual capacity but solely as indenture trustee (the “Trustee”).

RECITALS

WHEREAS, pursuant to the Securitization Act and the Financing Order, CEHE, in its capacity as seller under the Sale Agreement (the “Seller”), and the Issuer are concurrently entering into the Sale Agreement pursuant to which the Seller is selling and the Issuer is purchasing the System Restoration Property created pursuant to the Securitization Act and the Financing Order;

WHEREAS, in connection with its ownership of the System Restoration Property and in order to collect the associated System Restoration Charges, the Issuer desires to engage the Servicer to carry out the functions described herein and the Servicer desires to be so engaged;

WHEREAS, the Issuer desires to engage the Servicer to act on its behalf in obtaining System Restoration Charge Adjustments and PBRAF Adjustments from the Texas Commission and the Servicer desires to be so engaged;

WHEREAS, the System Restoration Charges initially will be commingled with other funds collected by the Servicer; and

WHEREAS, the Financing Order calls for the Servicer to execute a servicing agreement with the Issuer pursuant to which the Servicer will be required, among other things, to impose and collect the System Restoration Charges for the benefit and account of the Issuer, to make periodic System Restoration Charge Adjustments and PBRAF Adjustments as required or allowed by the Financing Order, and to account for and remit the System Restoration Charges to the Trustee on behalf and for the account of the Issuer in accordance with the remittance procedures contained herein without any deduction or surcharge of any kind.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01         DEFINITIONS AND RULES OF CONSTRUCTION.

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given to such terms in Appendix A, which is hereby incorporated by reference into this Agreement as if set forth fully in this Agreement. Not all terms defined in Appendix A are used in this Agreement. The rules of construction set forth in Appendix A shall apply to this Agreement and are hereby incorporated by reference into this Agreement as if set forth fully in this Agreement.

ARTICLE II

APPOINTMENT AND AUTHORIZATION OF SERVICER

Section 2.01          APPOINTMENT OF THE SERVICER; ACCEPTANCE OF APPOINTMENT.

The Issuer hereby appoints the Servicer, as an independent contractor, and the Servicer hereby accepts such appointment, to perform the Servicer’s obligations pursuant to this Agreement on behalf of and for the benefit of the Issuer or any assignee thereof in accordance with the terms of this Agreement. This appointment and the Servicer’s acceptance thereof may not be revoked except in accordance with the express terms of this Agreement.

Section 2.02          AUTHORIZATION.

With respect to all or any portion of the System Restoration Property, the Servicer shall be, and hereby is, authorized and empowered by the Issuer to:

(a)           execute and deliver, on behalf of itself and/or the Issuer, as the case may be, any and all instruments, documents or notices, and

(b)           on behalf of itself and/or the Issuer, as the case may be, make any filing and participate in Proceedings of any kind with any Governmental Authorities, including with the Texas Commission.

The Issuer shall execute and deliver to the Servicer such documents as have been prepared by the Servicer for execution by the Issuer and shall furnish the Servicer with such other documents as may be in the Issuer’s possession, in each case as the Servicer may determine to be necessary or appropriate to enable it to carry out its servicing and other duties hereunder. Upon the Servicer’s written request, the Issuer shall furnish the Servicer with any powers of attorney or other documents necessary or appropriate to enable the Servicer to carry out its duties hereunder.

Section 2.03         DOMINION AND CONTROL OVER SYSTEM RESTORATION PROPERTY.

Notwithstanding any other provision contained herein, the Servicer and the Issuer agree that the Issuer shall have dominion and control over the System Restoration Property, and the Servicer, in accordance with the terms hereof, is acting solely as the servicing agent of and custodian for the Issuer with respect to the System Restoration Property and the System Restoration Property Records. The Servicer hereby agrees that it shall not take any action that is not authorized by this Agreement, the Securitization Act or the Financing Order, that is not consistent with its customary procedures and practices, or that shall impair the rights of the Issuer or the Trustee (on behalf of the Holders) in the System Restoration Property, in each case unless such action is required by applicable law or court or regulatory order.

ARTICLE III

ROLE OF THE SERVICER

Section 3.01           DUTIES OF THE SERVICER.

The Servicer, as agent for the Issuer (to the extent provided herein), shall have the following duties:

(a)           Duties of Servicer Generally. The Servicer shall manage, service, administer, and make collections and remittances in respect of the System Restoration Property. The Servicer’s duties in general shall include:

(i)              calculating the System Restoration Charges and billing the REPs for the System Restoration Charges;

(ii)             obtaining meter reads and providing such metering information to the REPs, as necessary (unless another entity assumes metering responsibilities in accordance with the Financing Order, PUCT Regulations, applicable tariffs or the Public Utility Regulatory Act);

(iii)            collecting payments of System Restoration Charges and payments with respect to System Restoration Property from all persons or entities responsible for remitting System Restoration Charges and other payments with respect to System Restoration Property to the Servicer under the Financing Order, the Securitization Act, PUCT Regulations or applicable tariffs; provided, however, the Issuer and the Servicer acknowledge and agree that pursuant to any future intercreditor agreement, payments in respect of System Restoration Charges and System Restoration Property may be deposited initially into an account held and processed by CEHE in its capacity as the “Utility” (as such term may be defined and set forth more fully in any such intercreditor agreement) for the benefit of the Servicer, and that CEHE in its individual capacity may be replaced as the holder of such account by a “Successor Servicer” or “Designated Account Holder” as those terms may be defined and set forth more fully in any such intercreditor agreement;

(iv)            posting all SRC Collections remitted to the Servicer and posting all late-payment penalties assessed against REPs (as described in Section 3.05(c)(ii));

(v)             responding to inquiries by Customers, REPs, the Texas Commission or any other Governmental Authority with respect to the System Restoration Property and the System Restoration Charges;

(vi)            accounting for SRC Collections and late-payment penalties received from REPs, investigating and resolving delinquencies (including, where permitted by the Financing Order, Schedule SRC and/or PUCT Regulations, terminating distribution service for nonpayment of charges by end-use customers), processing and depositing collections, making periodic remittances to the Trustee and furnishing periodic and current reports to the Issuer, the Trustee and each Rating Agency;

(vii)           providing certified calculations and other information reasonably requested by agents appointed by the Servicer to collect the System Restoration Charges to enable the agents to perform collection services properly under any future intercreditor agreement and monitoring the collections of the agents for compliance with any such intercreditor agreement;

(viii)          providing information reasonably requested by the Issuer in connection with the allocation of collections between System Restoration Charges and System Restoration Property on one hand, and other charges and fees on the other;

(ix)            monitoring payments by each REP, reviewing reports provided by each REP and monitoring compliance by each REP with the credit standards and deposit obligations set forth in the Financing Order;

(x)             notifying each REP of any defaults by such REP in its payment obligations and other obligations (including its credit standards) under Schedule SRC, and enforcing against such REP at the earliest date permitted by the Financing Order and Schedule SRC any remedies provided by such Schedule SRC, the Financing Order or other applicable law and regulations;

(xi)            making all filings with the Texas Commission and taking all other actions as may be necessary to perfect the Issuer’s ownership interests in and the Trustee’s Lien on the Trust Estate;

(xii)           selling, as the agent for the Issuer, as its interest may appear, defaulted or written-off accounts in accordance with the Servicer’s usual and customary practices;

(xiii)          taking all necessary action in connection with System Restoration Charge Adjustments and PBRAF Adjustments as is set forth herein;

(xiv)          performing such other duties as may be specified for a servicer under the Financing Order, Schedule SRC, the Securitization Act or other applicable law; and

(xv)            reconciling, within 30 calendar days after bank statement cutoff date or such later time as is consistent with the Servicer’s usual and customary practices that does not materially impair the ability of the Servicer to correct errors, all bank account debits and credits for bank accounts that are held in the name of the Servicer (as Servicer hereunder) or of the Issuer that relate to the Trust Estate or the Bonds.

Anything to the contrary notwithstanding, the duties of the Servicer set forth in this Agreement shall be qualified in their entirety by, and the Servicer shall at all times comply with, the Financing Order, the Securitization Act and any PUCT Regulations, orders or directions and the U.S. federal securities laws and the rules and regulations promulgated thereunder, including Regulation AB and Rule 17g-5, as in effect at the time such duties are to be performed. Without limiting the generality of this Section 3.01(a), in furtherance of the foregoing, the Servicer hereby agrees that it shall also have, and shall comply with, the duties and responsibilities relating to data acquisition, usage and bill calculation, billing, customer service functions, collections, payment processing and remittance set forth in Annex I, as it may be amended from time to time. For the avoidance of doubt, the term “usage” when used herein refers to both kilowatt hour consumption and kilowatt demand.

(b)           Reporting Functions.

(i)              Monthly Servicer’s Certificate. On or before the 25th calendar day of each month (or if such day is not a Servicer Business Day, on the immediately succeeding Servicer Business Day), beginning with ________ __, 2025, the Servicer shall prepare and deliver to the Issuer, the Trustee and the Rating Agencies a written report substantially in the form of Exhibit A (a “Monthly Servicer’s Certificate”) setting forth certain information relating to the Billed SRCs collected and remitted by the Servicer during the Billing Period preceding such date; provided, however, that, for any month in which the Servicer is required to deliver a Semi-Annual Servicer’s Certificate pursuant to Section 4.01(f)(ii)(A), the Servicer shall prepare and deliver the Monthly Servicer’s Certificate no later than the date of delivery of such Semi-Annual Servicer’s Certificate.

(ii)             Notification of Laws and Regulations. The Servicer shall immediately notify the Issuer, the Trustee, and the Rating Agencies in writing when it becomes aware of any Requirement of Law or PUCT Regulations, orders or directions hereafter promulgated that have a material adverse effect on the Servicer’s ability to perform its duties under this Agreement.

(iii)            Other Information. Upon the reasonable request of the Issuer, the Trustee, the Texas Commission or any Rating Agency, the Servicer shall provide to the Issuer, the Trustee, the Texas Commission or such Rating Agency, as the case may be, any public financial information in respect of the Servicer, or any material information regarding the System Restoration Property to the extent it is reasonably available to the Servicer, as may be reasonably necessary and permitted by applicable law to enable the Issuer, the Trustee, the Texas Commission or such Rating Agency to review the performance by the Servicer hereunder; provided however, that any such request by the Trustee shall not create any obligation for the Trustee to monitor the performance of the Servicer. In addition, so long as any of the Bonds are outstanding, the Servicer shall provide to the Issuer, to the Texas Commission and to the Trustee, within a reasonable time after written request therefor, any information available to the Servicer or reasonably obtainable by it that is necessary to calculate the System Restoration Charges applicable to each Customer Class.

(iv)            Preparation of Reports. The Servicer shall prepare and deliver such additional reports as required under this Agreement, including a copy of each Semi-Annual Servicer’s Certificate described in Section 4.01(f)(ii)(A), the Annual Compliance Certificate described in Section 3.03(a), and the Annual Accountant’s Report described in Section 3.04(a). In addition, the Servicer shall prepare, procure, deliver and/or file, or cause to be prepared, procured, delivered or filed, any reports, attestations, exhibits, certificates or other documents required to be delivered or filed with the SEC (and/or any other Governmental Authority) by the Issuer or the “sponsor” of the Issuer under the U.S. federal securities or other applicable laws or in accordance with the Basic Documents, including, but without limiting the generality of foregoing, filing with the SEC, if applicable and required by applicable law, a copy or copies of (A) the Monthly Servicer’s Certificates described in Section 3.01(b)(i) (under Form 10-D or any other applicable form), (B) the Semi-Annual Servicer’s Certificates described in Section 4.01(f)(ii)(A) (under Form 10-D or any other applicable form), (C) the annual statements of compliance, attestation reports and other certificates described in Section 3.03, and (D) the Annual Accountant’s Report (and any attestation required under Regulation AB) described in Section 3.04. In addition, the appropriate officer or officers of the Servicer shall (in its separate capacity as Servicer) sign the Issuer’s annual report on Form 10-K (and any other applicable SEC or other reports, attestations, certifications and other documents), to the extent that the Servicer’s signature is required by, and consistent with, the U.S. federal securities laws and/or any other applicable law.

(c)           Opinions of Counsel.

The Servicer shall obtain on behalf of the Issuer and deliver to the Issuer and to the Trustee:

(i)              promptly after the execution and delivery of this Agreement and of each amendment hereto, an Opinion of Counsel from external counsel of the Issuer either (A) to the effect that, in the opinion of such counsel, all filings, including filings with the Texas Commission and the Secretary of State of the State of Texas and all filings pursuant to the UCC, that are necessary under the UCC and the Securitization Act to perfect or maintain, as applicable, the Liens of the Trustee in the System Restoration Property have been authorized, executed and filed, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (B) to the effect that, in the opinion of such counsel, no such action shall be necessary to maintain, preserve, protect and perfect such Liens; and

(ii)             within ninety (90) days after the beginning of each calendar year beginning with 2026, an Opinion of Counsel, which counsel may be an employee of or counsel to the Issuer or the Servicer and which shall be reasonably satisfactory to the Trustee, dated as of a date during such 90-day period, either (A) to the effect that, in the opinion of such counsel, all filings, including filings with the Texas Commission and the Secretary of State of the State of Texas and all filings pursuant to the UCC, have been authorized, executed and filed that are necessary under the UCC and the Securitization Act to maintain the Liens of the Trustee in the Trust Estate, including the System Restoration Property, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (B) to the effect that, in the opinion of such counsel, no such action shall be necessary to maintain, preserve, protect and perfect such Liens.

Each Opinion of Counsel referred to in Section 3.01(c)(i) or Section 3.01(c)(ii) shall specify any action necessary (as of the date of such opinion) to be taken in the following year to perfect or maintain, as applicable, such interest or Lien.

Section 3.02          SERVICING AND MAINTENANCE STANDARDS.

The Servicer will monitor payments and impose collection policies on REPs, as permitted under the Financing Order and the applicable PUCT Regulations. On behalf of the Issuer, the Servicer shall:

(a)           manage, service, administer and remit collections in respect of the System Restoration Property with reasonable care and in material compliance with applicable Requirements of Law, including all applicable PUCT Regulations, using the same degree of care and diligence that the Servicer exercises with respect to similar assets for its own account and, if applicable, for others;

(b)           follow standards, policies and procedures in performing its duties as Servicer that are customary in the electric transmission and distribution industry or that the Texas Commission has mandated and that are consistent with the terms and provisions of the Financing Order, Schedule SRC and existing law;

(c)           use all reasonable efforts, consistent with its customary servicing procedures, to enforce and maintain the Issuer’s and the Trustee’s rights in respect of the System Restoration Property;

(d)           calculate System Restoration Charges and PBRAFs in compliance with the Securitization Act, the Financing Order, any Texas Commission order related to System Restoration Charge allocation and any applicable tariffs;

(e)           provide all reports to such parties to any future intercreditor agreement to which the Issuer is a party regarding the System Restoration Charges and PBRAFs as are necessary to effect collection, allocation and remittance of payments in respect of System Restoration Charges and other collected funds in accordance with this Agreement and such intercreditor agreement;

(f)            comply with all Requirements of Law, including all applicable PUCT Regulations, applicable to and binding on it relating to the System Restoration Property;

(g)           file all reports with the Texas Commission required by the Financing Order;

(h)           petition the Texas Commission for adjustments to the System Restoration Charges and PBRAFs that the Servicer determines to be necessary in accordance with the Financing Order; and

(i)            make all filings required under the Securitization Act or the UCC to maintain the perfected security interest of the Trustee in the Trust Estate and use all reasonable efforts to otherwise enforce and maintain the Trustee’s rights in respect of the System Restoration Property and the Trust Estate,

except where the failure to comply with any of the foregoing would not materially and adversely affect the Issuer’s or the Trustee’s respective interests in the System Restoration Property.

The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of all or any portion of the System Restoration Property, which, in the Servicer’s judgment, may include the taking of legal action, at the Issuer’s expense but subject to the priority of payments set forth in Section 8.02(e) of the Indenture.

Section 3.03          ANNUAL REPORTS ON COMPLIANCE WITH REGULATION AB.

(a)          The Servicer shall deliver to the Issuer, the Trustee and the Rating Agencies, on or before March 31 of each year, beginning March 31, 2026, to and including the March 31 succeeding the Final Maturity Date of the Bonds, certificates from a Responsible Officer of the Servicer (A) containing, and certifying as to, the statements of compliance required by Item 1123 (or any successor or similar items or rule) of Regulation AB, as then in effect (the “Annual Compliance Certificate”) which may be in the form of, or shall include the form attached hereto as Exhibit C-1, and (B) containing, and certifying as to, the statements and assessment of compliance required by Item 1122(a) (or any successor or similar items or rule) of Regulation AB, as then in effect (the “Certificate of Compliance”) which may be in the form of, or shall include the form attached hereto as Exhibit C-2 hereto, in each case with such changes as may be required to conform to applicable U.S. federal securities law.

(b)          The Servicer shall use commercially reasonable efforts to obtain from each other party participating in the servicing function any additional certifications as to the statements and assessment required under Item 1122 (or any successor or similar items or rule) or Item 1123 (or any successor or similar items or rule) of Regulation AB to the extent required in connection with the filing of the Issuer’s annual report on Form 10-K; provided, however, that a failure to obtain such certifications shall not be a breach of the Servicer’s duties hereunder. The parties acknowledge that the Trustee’s certifications shall be limited to the Item 1122 certifications described in Exhibit C of the Indenture.

(c)           The initial Servicer, in its capacity as “sponsor” of the Issuer (in such capacity, the “Sponsor”), shall post on its or its parent company’s website and file with or furnish to the SEC, in periodic reports and other reports as are required from time to time under Section 13 or Section 15(d) of the Exchange Act, the information described in Section 3.07(g) of the Indenture to the extent such information is reasonably available to the Sponsor. The covenants of the initial Servicer, in its capacity as Sponsor, pursuant to this Section 3.03(c) shall survive the resignation, removal or termination of the initial Servicer as Servicer hereunder.

(d)           Except to the extent permitted by applicable law, the Issuer, shall not voluntarily suspend or terminate its filing obligations under Section 13 or Section 15(d) of the Exchange Act as an issuing entity with the SEC.

Section 3.04          ANNUAL REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM REPORT.

(a)           The Servicer shall cause a registered independent public accounting firm (which may also provide other services to the Servicer or the Seller) to prepare annually, and the Servicer shall deliver annually to the Issuer, the Trustee and the Rating Agencies on or before the earlier of (i) March 31 of each year, beginning March 31, 2026, to and including the March 31 succeeding the Retirement of all Bonds, or (ii) with respect to each calendar year during which the Issuer’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, the date on which the Issuer’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, a report addressed to the Servicer (the “Annual Accountant’s Report”), which may be included as part of the Servicer’s assessment of compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB during the immediately preceding calendar year ended December 31 (or, in the case of the first Annual Accountant’s Report, to be delivered on or before March 31, 2026, the period of time from the date of this Agreement until December 31, 2025), in accordance with paragraph (b) of Rule 13a-18 and Rule 15d-18 of the Exchange Act and Item 1122 of Regulation AB, identifying the results of such procedures and including any exceptions noted. In the event that such accounting firm requires the Trustee or the Issuer to agree or consent to the procedures performed by such firm, the Issuer shall direct the Trustee in writing to so agree; it being understood and agreed that the Trustee shall deliver such letter of agreement or consent in conclusive reliance upon the direction of the Issuer, and the Trustee shall not make any independent inquiry or investigation as to, and shall have no obligation or liability in respect of the sufficiency, validity or correctness of such procedures.

(b)          The Annual Accountant’s Report shall also indicate that the accounting firm providing such report is independent of the Servicer in accordance with the rules of the Public Company Accounting Oversight Board and shall include any attestation report required under Item 1122(b) of Regulation AB (or any successor or similar items or rule), as then in effect. The costs of the Annual Accountant’s Report shall be reimbursable as an Operating Expense under the Indenture.

Section 3.05          MONITORING OF THIRD-PARTY COLLECTORS. From time to time, until the Retirement of the Bonds, the Servicer shall, in accordance with the Servicing Standard, take all actions with respect to Third-Party Collectors required to be taken by the Servicer as set forth, if applicable, in any agreement with the Servicer, the Financing Order, the Tariff and any other PUCT Regulations in effect from time to time and implement such additional procedures and policies as are necessary to ensure that the obligations of all Third-Party Collectors in connection with System Restoration Charges are properly enforced in accordance with, if applicable, the terms of any agreement with the Servicer, the Financing Order, the Tariff and any other PUCT Regulations in effect from time to time. Such procedures and policies shall include the following:

(a)           Maintenance of Records and Information. In addition to any actions required by the Tariff, PUCT Regulations or other applicable law, the Servicer shall:

(i)              maintain adequate records for promptly identifying and contacting each Third-Party Collector;

(ii)             maintain records of end-user Customers which are billed by Third-Party Collectors to permit prompt transfer of the customers to another Third-Party Collector in the event of default by the defaulting Third-Party Collector;

(iii)            maintain adequate records for enforcing compliance by all Third-Party Collectors with their obligations with respect to System Restoration Charges, including compliance with all Remittance Requirements and REP Credit Requirements;

(iv)            provide to each Third-Party Collector such information necessary for such Third-Party Collector to confirm the Servicer’s calculation of System Restoration Charges and remittances, including, if applicable, charge-off amounts; and

(v)             cause payments in respect of System Restoration Property to be posted to such records as Servicer maintains that identify obligations of end-user Customers and Third-Party Collectors, generally within two Business Days of receipt of same, subject to extension of time to segregate and identify payments where necessary because of the manner of payment or aggregation of payments with other payment, and reflect such payments in such records as the Servicer maintains that identify allocation of funds to obligations under the Bonds.

The Servicer shall update the records described above no less frequently than quarterly.

(b)          Credit and Collection Policies. The Servicer shall, to the fullest extent permitted under the Financing Order, the Public Utility Regulatory Act and PUCT Regulations, apply such terms with respect to credit and collection policies applicable to Bills submitted to Third-Party Collectors as may be reasonably necessary to prevent the then-current rating of the Bonds from being downgraded, withdrawn or suspended. The Servicer shall periodically review the need for modified or additional terms based upon, among other things, (i) the amount of SRC Collections received through REPs relative to the Periodic Billing Requirement, (ii) the historical payment and default experience of each REP and (iii) such other credit and collection policies to which the REPs are subject, and if permitted by the Financing Order and applicable law, will set out any such modified or additional terms in a supplemental Tariff filed with the Texas Commission.

(c)          Monitoring of Performance and Payment by REPs. In addition to any actions required by the Tariff, PUCT Regulations or other applicable law, the Servicer shall undertake to do the following:

(i)              The Servicer shall use all reasonable efforts, subject to applicable law, to collect all amounts owed in respect of System Restoration Charges and late-payment penalties (as set forth in Section 3.05(c)(ii)) as and when the same shall become due) to the extent permitted by the Financing Order, shall follow procedures no less stringent as it follows with respect to collection activities that the Servicer conducts for itself or others. The Servicer shall not change the amount of or reschedule the due date of any scheduled payment of System Restoration Charges, except as contemplated in this Agreement or as required by applicable law or court or Texas Commission order. The Servicer shall enforce at the earliest possible date the obligations with respect to the System Restoration Charges of each REP and each other Person owing or collecting System Restoration Charges, provided that any REP shall be entitled to hold back from its payment of System Restoration Charges to the Servicer an allowance for charge-offs according to the procedure and calculations set forth in the Financing Order, Schedule SRC and Annex I.

(ii)             Each REP must pay System Restoration Charges within 35 days following the date of each billing by the Servicer to such REP (“REP Billing Day”), without regard to whether or when the REP receives payment from its retail customers. The Servicer shall accept payment by electronic funds transfer, wire transfer, and/or check. Payment will be considered received the date the electronic funds transfer or wire transfer is received by the Servicer or, if payment is made by check, the date the check clears. The Servicer shall assess and collect a 5% late-payment penalty (the “Penalty”) on all System Restoration Charges billed to an REP but not paid by that REP by the close of business on the 35th day after the REP Billing Day. Any and all such Penalty payments that are collected shall be transferred to the Trustee for deposit in the Collection Account and shall be applied against system restoration charge obligations. An REP shall not be obligated to pay the overdue System Restoration Charges of another REP. If an REP agrees to assume the responsibility for the payment of overdue System Restoration Charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP shall not be assessed the Penalty upon such System Restoration Charges; provided, however, that the prior REP shall not be relieved of the previously assessed Penalties.

(iii)            The Servicer shall work with REPs to resolve any disputes using the dispute resolution procedures established in Schedule SRC and any PUCT Regulations, in accordance with the Servicing Standard.

(d)          Enforcement of REP Obligations. The Servicer shall, in accordance with the terms of Schedule SRC, ensure that each REP remits all System Restoration Charges which it is obligated to remit to the Servicer. If an REP fails to remit payment in full of all System Restoration Charges that it is obligated to remit by the day that is 45 calendar days after the REP Billing Day, the Servicer shall, in addition to assessing the Penalty against such REP described in Section 3.05(c)(ii), direct the Trustee by written instruction to deliver to the Servicer from such REP’s REP Deposit (by making a withdrawal from a deposit account, a demand under a surety bond or a guarantee, and/or a draw under a letter of credit, as applicable) the lesser of the amount of System Restoration Charges such REP has failed to remit or the amount of the REP Deposit. Upon receipt of same, the Servicer shall cause the amount received from the Trustee to be deposited in the Collection Account. The Servicer shall notify the REP of such withdrawal, demand and/or draw from the REP Deposit to the Collection Account and instruct the REP to remit, or otherwise restore, immediately the amount of such withdrawal, demand and/or draw to the Trustee for replenishment of such REP’s REP Deposit. The Servicer shall avail itself of such legal remedies as may be appropriate to collect any remaining unpaid System Restoration Charges and associated penalties due to the Servicer after application of the REP Deposit, in accordance with the Financing Order and Schedule SRC.

(i)              If an REP is in default pursuant to Section 9 of Schedule SRC and Finding of Fact 55 of the Financing Order (such default an “REP Default”), the Servicer shall perform such duties as are required of the Servicer therein, including but not limited to the following:

(A)           in the event the REP in REP Default seeks to implement alternative arrangements with the Servicer regarding the billing and collection of System Restoration Charges pursuant to Section 9 of Schedule SRC and Finding of Fact 55 of the Financing Order, the Servicer shall consider proposals from such REP but shall not accept any proposal, and no proposal shall be deemed mutually suitable and agreeable, other than the options set forth in Section 9 of Schedule SRC unless (i) the Servicer is directed promptly in writing by the Trustee to accept a proposal of such REP following the written direction of such approval of such proposal by the Majority Holders, (ii) such proposal would not materially and adversely affect the interests of the Holders and (iii) the Rating Agency Condition has been satisfied; and

(B)            in the event the REP in REP Default fails to immediately select and implement an alternative method of billing and collecting System Restoration Charges as specified in Section 9 of Schedule SRC and Finding of Fact 55 of the Financing Order or fails to adequately meet its responsibilities thereunder, the Servicer shall immediately allow the appropriate Provider of Last Resort or another qualified REP of a Customer’s choosing to immediately assume responsibility for the billing and collection of System Restoration Charges from such Customer.

(ii)            In the event the appropriate Provider of Last Resort defaults or is ineligible to provide billing and collection of System Restoration Charges when requested by a Customer or the Servicer, as applicable, the Servicer shall assume responsibility for billing and collection of System Restoration Charges until a new Provider of Last Resort is named by the Texas Commission or the Customer requests the services of another REP, in accordance with Schedule SRC and PUCT Regulations. In any case, the Servicer shall enforce the obligations, and exercise its remedies against, each REP including any Provider of Last Resort, as permitted under the Financing Order and Schedule SRC.

(iii)            In addition to the obligations set forth in Section 3.05(g), the Servicer shall have the rights and obligations to terminate electric service for non-payment of System Restoration Charges under the circumstances set forth in Schedule SRC and PUCT Regulations.

(e)           Maintenance of REP Deposit Accounts. In the event an REP provides any of (A) a cash deposit to the Trustee in the form of up to two months’ maximum expected system restoration charge collections, (B) a surety bond or affiliate guarantee or (C) a letter of credit (each, an “REP Deposit”) pursuant to the Financing Order and Schedule SRC,

(i)              the Servicer shall agree with the REP as to the size of the initial REP Deposit,

(ii)             no more frequently than quarterly, upon the request of either the REP or the Servicer, the Servicer shall cooperate with the REP as required by the Financing Order and Schedule SRC to ensure that the REP Deposit accurately reflects up to two months’ maximum system restoration charge collections. Within 10 days following the review by the REP and Servicer of the size of the REP Deposit, either the REP shall remit to the Trustee the amount of any shortfall in the REP Deposit as confirmed to the Trustee by the Servicer in writing or the Servicer shall instruct the Trustee in writing to remit or release to the REP any portion of the REP Deposit no longer required to be on deposit, and

(iii)            The Servicer shall instruct the Trustee in writing to remit to the REP the REP Deposit, plus any investment earnings thereon, except such portion of the REP Deposit as was utilized in satisfaction of the REP’s obligations to remit billed System Restoration Charges within 30 days of the date on which the REP Deposit is no longer required under the Financing Order or Schedule SRC.

(f)            In the event an REP disputes any amount of billed System Restoration Charges, the Servicer shall require the REP to pay the disputed amount under protest within the time for payment set forth in Section 3.05(c)(ii). The Servicer shall attempt to resolve informally the dispute with the REP, or any dispute related to the date of receipt of System Restoration Charge payments, Penalties, or the size of the required REP Deposit. If the REP and the Servicer cannot reach an informal resolution to the dispute, either party may file a complaint with the Texas Commission as set forth in the Financing Order and Schedule SRC. If the REP prevails in the informal dispute process or before the Texas Commission, the Servicer shall provide the REP with a refund of the disputed amount paid to the Servicer plus interest at a rate approved by the Texas Commission. As provided in the Financing Order, Schedule SRC and Section 4.01(b)(i)(C), interest paid by the Servicer shall be recoverable through System Restoration Charges if the Servicer’s claim to the funds is not clearly unfounded. In addition, as provided in the Financing Order and Schedule SRC, the Servicer shall not be required to pay interest to the REP if the Servicer has received inaccurate metering data from another entity providing competitive metering services pursuant to the Public Utility Regulatory Act.

(g)          The Servicer shall adhere to the instructions of an REP that bills Customers for System Restoration Charges to terminate transmission and distribution service to a Customer for nonpayment by the Customer pursuant to the Financing Order and Schedule SRC.

(h)           Affiliated Third-Party Collectors. In performing its obligations under this Section 3.05, the Servicer shall deal with any Third-Party Collectors which are Affiliates of the Servicer on terms which are no more favorable in the aggregate to such affiliated Third-Party Collector than those used by the Servicer in its dealings with Third-Party Collectors that are not affiliates of the Servicer.

ARTICLE IV

SERVICES RELATED TO SYSTEM RESTORATION CHARGE ADJUSTMENTS AND PBRAF ADJUSTMENTS

Section 4.01          SYSTEM RESTORATION CHARGE ADJUSTMENTS.

From time to time, until the Retirement of the Bonds, the Servicer shall identify the need for annual System Restoration Charge Adjustments and interim System Restoration Charge Adjustments and shall take all reasonable action to obtain and implement such System Restoration Charge Adjustments, all in accordance with the following:

(a)           Expected Amortization Schedule. The Expected Amortization Schedule for the Bonds is attached hereto as Schedule 4.01(a).

(b)           System Restoration Charge Adjustments.

(i)             Annual System Restoration Charge Adjustments and Filings. Prior to each Calculation Date, the Servicer shall update the data and assumptions underlying the calculation of the System Restoration Charges, including projected electricity usage during the next Calculation Period for each Customer Class and including interest and estimated expenses and fees of the Issuer to be paid during such period, the Weighted Average Days Outstanding and write-offs, and shall calculate:

(A)           the PBRAF Adjustments to be made in accordance with the methodology set forth in Schedule SRC, as may be modified from time to time by order from the Texas Commission,

(B)            the Bond Balance as of each Calculation Date (a written copy of which shall be delivered by the Servicer to the Trustee and the Texas Commission within five business days following such Calculation Date), and

(C)            the System Restoration Charge Adjustment with respect to the System Restoration Property for the twelve-month period preceding and including the next upcoming Adjustment Date, such that the Servicer projects that SRC Collections therefrom will be sufficient so that:

1.            the Bond Balance on the Payment Date immediately preceding the next Adjustment Date will equal the Projected Bond Balance as of such date or, if earlier with respect to any Tranche of Bonds, by the Expected Final Payment Date therefor, taking into account any amounts on deposit in the Excess Funds Subaccount,

2.            the amount on deposit in the Capital Subaccount on the Payment Date immediately preceding the next Adjustment Date, or if earlier with respect to the Bonds or any Tranche thereof, by the Expected Final Payment Date therefor, will equal the Required Capital Amount, taking into account any amounts on deposit in the Excess Funds Subaccount and taking into account any prior withdrawals of interest or earnings on deposits in the Capital Subaccount used to meet payment obligations on the Bonds,

3.            the SRC Collections will provide for amortization of the remaining outstanding principal amount of the Bonds in accordance with the Expected Amortization Schedule therefor and payment of interest on the Bonds when due,

4.            the Servicer can reconcile past overpayments and underpayments by all REPs of System Restoration Charges arising out of hold-backs for charge-offs in accordance with Section 6 of Annex I,

5.            the Servicer can recover out of SRC Collections the interest paid to all REPs arising out of a dispute between the Servicer and any REP resolved pursuant to Section 3.05(f) for which the Servicer’s claim to the funds in dispute was not clearly unfounded, and

6.            the fees and expenses of the Servicer, the Trustee, the Independent Manager and the Administrator and other fees, expenses, charges and costs authorized in the Financing Order will be paid.

(ii)             Prior to each Calculation Date, the Servicer shall make annual reconciliation filings with the Texas Commission for that Calculation Date. The Servicer shall promptly thereafter provide notice and a copy of such filings to each Rating Agency. The Servicer’s Calculation Date filings shall include:

(A)           any PBRAF Adjustments to take effect on the next Adjustment Date (in which case, the Servicer shall provide notice of such filing to all parties in Texas Commission Docket No. 57559 and shall participate in a contested case proceeding at the Texas Commission, the purpose of which will be to determine whether any proposed adjustment complies with the Financing Order, as set forth therein), and

(B)            a Tariff supplement setting forth System Restoration Charge Adjustments to become effective on the next Adjustment Date and supporting data, including the calculation of the System Restoration Charge Adjustments.

(c)           Interim System Restoration Charge Adjustments and Filings.

(i)              At the beginning of CEHE’s billing cycle for [month] and [month], beginning in [month] 202[5], and at least every three months beginning twelve months prior to the last Scheduled Final Payment Date, the Servicer shall (A) update the data and assumptions underlying the calculation of the System Restoration Charges, including projected electricity usage during the next Calculation Period for each Customer Class and including interest and estimated expenses and fees of the Issuer to be paid during such period, the rate of delinquencies and write-offs; (B) determine the Periodic Payment Requirement and Periodic Billing Requirement for the next Calculation Period based on such updated data and assumptions; and (C) based upon such updated data and requirements, forecast whether SRC Collections together with available fund balances in the Excess Funds Subaccount, will be sufficient, (i) to make on a timely basis all scheduled payments of interest, principal and other amounts payable in respect of each Outstanding Tranche of System Restoration Bonds during such Calculation Period and (ii) to maintain the Capital Subaccount at the Required Capital Level. If the Servicer determines that SRC Collections will not be sufficient for such purposes, the Servicer shall, no later than fifteen (15) days prior to the end of each such thirty (30) day period (1) determine the System Restoration Charges to be allocated to each Customer Class during the next Calculation Period based on such Periodic Billing Requirement and the terms of the Financing Order and the Tariff, and in doing so the Servicer shall use the method of allocating System Restoration Charges then in effect; (2) make all required notice and other filings with the Texas Commission to reflect the revised System Restoration Charges, including any amendment to the Tariff; and (3) take all reasonable actions and make all reasonable efforts to effect such Interim True-Up Adjustment and to enforce the provisions of the Securitization Law and the Financing Order.

(ii)             In addition to the True-Up Adjustments described above in Section 4.01(b), the Servicer may implement an additional True-Up Adjustment (in the same manner as provided for in Section 4.01(c)(i)) at any time (a) if the Servicer forecasts that SRC Collections during the current Calculation Period will be insufficient to make all scheduled payments of principal, interest, and other amounts in respect of the System Restoration Bonds on a timely basis during such Calculation Period; (b) to replenish any funds drawn from the Capital Subaccount; and/or (c) generally to correct any forecasted under-collection of System Restoration Charges in order to assure timely payment of the System Restoration Bonds.

(d)           In the event an interim System Restoration Charge Adjustment is necessary, the interim System Restoration Charge Adjustment will be implemented fifteen (15) days from the filing date.

(e)           On each Adjustment Date and Interim Adjustment Date, the Servicer shall

(i)              take all reasonable actions and make all reasonable efforts in order to effectuate all adjustments approved by the Texas Commission to the System Restoration Charges and/or PBRAFs, and

(ii)             promptly send to the Trustee copies of all material notices and documents relating to such adjustments.

(f)            Reports.

(i)              For each Calculation Date, the Servicer shall provide to the Issuer, the Trustee and the Rating Agencies a statement indicating:

  (A)         the Bond Balance and the Projected Bond Balance as of the immediately preceding Payment Date,

  (B)          the amount on deposit in the Capital Subaccount and the Required Capital Amount as of the immediately preceding Payment Date;

  (C)          the amount on deposit in the Excess Funds Subaccount as of the immediately preceding Payment Date;

  (D)          the Projected Bond Balance and the Servicer’s projection of the Bond Balance on the Payment Date immediately preceding the next succeeding Adjustment Date;

  (E)          the required Capital Subaccount balance and the Servicer’s projection of the amount on deposit in the Capital Subaccount for the Payment Date immediately preceding the next succeeding Adjustment Date; and

  (F)          the Servicer’s projection of the amount on deposit in the Excess Funds Subaccount for the Payment Date immediately preceding the next succeeding Adjustment Date.

(ii)             Servicer Certificates.

  (A)         Not later than five (5) Servicer Business Days prior to each Payment Date or Special Payment Date, the Servicer shall deliver a written report substantially in the form of Exhibit B (the “Semi-Annual Servicer’s Certificate”) to the Issuer, the Trustee and the Rating Agencies, which shall include the information in Exhibit B as to the System Restoration Bonds with respect to such Payment Date or Special Payment Date or the period since the previous Payment Date, as applicable.

  (B)          In the event the Servicer, on behalf of the Issuer, shall request that the Trustee make a distribution from the Collection Account for the purposes set forth in Section 8.2(e)(i), (e)(ii) or (e)(iii) of the Indenture on a date that is not a Payment Date or Special Payment Date, the Servicer shall deliver a written report to the Issuer and the Trustee substantially in the form of the Semi-Annual Servicer Certificate (the “Servicer Certificate”), provided that only the information pertinent to the requested distribution shall require to be included in such written report.

(iii)            Reports to Customers.

  (A)         After each revised System Restoration Charge has gone into effect pursuant to a System Restoration Charge Adjustment, the Servicer shall, to the extent and in the manner and time frame required by applicable PUCT Regulations, if any, cause to be prepared and delivered to Customers any required notices announcing such revised System Restoration Charges.

  (B)         The Servicer shall comply with the requirements of the Financing Order and the Tariff with respect to the identification of System Restoration Charges on Bills. In addition, at least once each year, the Servicer shall (to the extent that it does not separately identify the System Restoration Charges as being owned by the Issuer in the Bills regularly sent to Customers or REPs) cause to be prepared and delivered to such Customers and REPs a notice stating, in effect, that the System Restoration Property and the System Restoration Charges are owned by the Issuer and not the Seller. Unless prohibited by applicable PUCT Regulations, the Servicer shall use reasonable efforts to cause each REP, at least once each year, to include similar notices in the bills sent by such REP to Customers indicating additionally that the System Restoration Charges are not owned by such REP (to the extent that such REP does not include such information in the Bills regularly sent to Customers). Such notice shall be included either as an insert to or in the text of the Bills delivered to such Customers or shall be delivered to Customers by electronic means or such other means as the Servicer or the REPs may from time to time use to communicate with its respective Customers.

  (C)          Except to the extent that applicable PUCT Regulations make the REPs responsible for such costs, or the REPs have otherwise agreed to pay such costs, the Servicer shall pay from its own funds all costs of preparation and delivery incurred in connection with Section 4.01(f)(iii)(A) and Section 4.01(f)(iii)(B), including printing and postage costs.

(iv)            REP Reports. The Servicer shall provide to the Rating Agencies, upon request, any publicly available reports filed by the Servicer with the Texas Commission (or otherwise made publicly available by the Servicer) relating to REPs and any other non-confidential and non-proprietary information relating to REPs reasonably requested by the Rating Agencies to the extent such information is reasonably available to the Servicer.

Section 4.02          LIMITATION OF LIABILITY

(a)           The Issuer and the Servicer expressly agree and acknowledge that:

(i)              In connection with any System Restoration Charge Adjustment, the Servicer is acting solely in its capacity as the servicing agent of the Issuer hereunder.

(ii)             None of the Servicer, the Issuer or the Trustee is responsible in any manner for, and shall have no liability whatsoever as a result of, any action, decision, ruling or other determination made or not made, or any delay (other than any delay resulting from the Servicer’s failure to make any filings required by Section 4.01 in a timely and correct manner or any breach by the Servicer of its duties under this Agreement that adversely affects the System Restoration Property or the System Restoration Charge Adjustments), by the Texas Commission in any way related to the System Restoration Property or in connection with any System Restoration Charge Adjustment, the subject of any filings under Section 4.01, any proposed System Restoration Charge Adjustment or the approval of any revised System Restoration Charges and the scheduled adjustments thereto.

(iii)            Except to the extent that the Servicer is liable under Section 6.02, the Servicer shall have no liability whatsoever relating to the calculation of any revised System Restoration Charges and the scheduled adjustments thereto, including as a result of any inaccuracy of any of the assumptions made in such calculation regarding expected energy usage volumes and the Weighted Average Days Outstanding, write-offs and estimated expenses and fees of the Issuer so long as the Servicer has acted in good faith and has not acted in a grossly negligent manner in connection therewith, nor shall the Servicer have any liability whatsoever as a result of any Person, including the Holders, not receiving any payment, amount or return anticipated or expected or in respect of any Bond generally, except only to the extent that the same is caused by the Servicer’s gross negligence, willful misconduct or bad faith.

(b)           Notwithstanding the foregoing, this Section 4.02 shall not relieve the Servicer of liability for any misrepresentation by the Servicer under Section 6.01 or for any breach by the Servicer of its other obligations under this Agreement.

ARTICLE V

THE SYSTEM RESTORATION PROPERTY

Section 5.01          CUSTODY OF SYSTEM RESTORATION PROPERTY RECORDS.

To assure uniform quality in servicing the System Restoration Property and to reduce administrative costs, the Issuer hereby revocably appoints the Servicer, and the Servicer hereby accepts such appointment, to act as the agent of the Issuer as custodian of any and all documents and records that the Servicer shall keep on file, in accordance with its customary procedures, relating to the System Restoration Property, including copies of the Financing Order, the Issuance Advice Letter and Tariffs relating thereto, Schedule SRC and all documents filed with the Texas Commission in connection with any System Restoration Charge Adjustment and computational records relating thereto (collectively, the “System Restoration Property Records”), which are hereby constructively delivered to the Trustee, as pledgee of the Issuer with respect to all System Restoration Property.

Section 5.02          DUTIES OF SERVICER AS CUSTODIAN.

(a)           Safekeeping. The Servicer shall hold the System Restoration Property Records on behalf of the Issuer and maintain such accurate and complete accounts, records and computer systems pertaining to the System Restoration Property Records as shall enable the Issuer and the Trustee, as applicable, to comply with this Agreement, the Sale Agreement and the Indenture. In performing its duties as custodian, the Servicer shall act with reasonable care, using that degree of care and diligence that the Servicer exercises with respect to comparable assets that the Servicer services for itself or, if applicable, for others. The Servicer shall promptly report to the Issuer, the Trustee and the Rating Agencies any material failure on its part to hold the System Restoration Property Records and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by the Issuer or the Trustee of the System Restoration Property Records. The Servicer’s duties to hold the System Restoration Property Records set forth in this Section 5.02, to the extent the System Restoration Property Records have not been previously transferred to a successor Servicer pursuant to Article VII, shall terminate one (1) year and one (1) day after the earlier of the date on which (i) the Servicer is succeeded by a successor Servicer in accordance with Article VII and (ii) the first date on which no Bonds are Outstanding.

(b)          Maintenance and Access to Records. The Servicer shall maintain the System Restoration Property Records at 1111 Louisiana Street, Houston, Texas 77002, or at such other office as shall be specified to the Issuer and to the Trustee by written notice at least thirty (30) days prior to any change in location. The Servicer shall make available for inspection, audit and copying to the Issuer, the Texas Commission and the Trustee or their respective duly authorized representatives, attorneys or auditors the System Restoration Property Records at such times during normal business hours as the Issuer, the Texas Commission or the Trustee shall reasonably request and that do not unreasonably interfere with the Servicer’s normal operations. Nothing in this Section 5.02(b) shall affect the obligation of the Servicer to observe any applicable law (including any PUCT Regulation) prohibiting disclosure of information regarding the REPs or Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02(b).

(c)          Release of Documents. Upon instruction from the Trustee in accordance with the Indenture, the Servicer shall release any System Restoration Property Records to the Trustee, the Trustee’s agent or the Trustee’s designee, as the case may be, at such place or places as the Trustee may designate, as soon as practicable. Nothing in this Section 5.02(c) shall affect the obligation of the Servicer to observe any applicable law (including any PUCT Regulation) prohibiting disclosure of information regarding REPs or Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02(c).

(d)          Litigation to Defend System Restoration Property. To the extent not undertaken by the Seller pursuant to Section 4.07 of the Sale Agreement, the Servicer shall negotiate for the retention of legal counsel and such other experts as may be needed to institute and maintain any action or proceeding, on behalf of and in the name of the Issuer, reasonably necessary to compel performance by the Texas Commission or the State of Texas of any of their obligations or duties under the Securitization Act and the Financing Order or any future intercreditor agreement to which the Issuer is a party with respect to the System Restoration Property, and the Servicer agrees to assist the Issuer and its legal counsel in taking such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary to attempt to block or overturn any attempts to cause a repeal of, modification of or supplement to the Securitization Act or the Financing Order, or the rights of Holders by legislative enactment, constitutional amendment or other means that would be materially adverse to the Holders.

(e)           Additional Litigation to Defend System Restoration Property. In addition to Section 5.02(d), the Servicer shall, at its own expense, institute any action or proceeding necessary to compel performance by the Texas Commission or the State of Texas of any of their respective obligations or duties under the Securitization Act or the Financing Order with respect to the System Restoration Property, and to compel performance by REPs with any of their respective obligations or duties under the Tariff or any agreement with the Servicer entered into pursuant to the Tariff. In any proceedings related to the exercise of the power of eminent domain by any municipality to acquire a portion of CEHE’s electric distribution facilities, the Servicer shall assert that the court ordering such condemnation must treat such municipality as a successor to CEHE under the Securitization Act and the Financing Order. The costs of any action pursuant to this Section 5.02 shall be payable from the Collection Account as an Operating Expense (and shall not be deemed to constitute a portion of the Servicing Fee) in accordance with the priorities set forth in Section 8.02(e) of the Indenture. The Servicer’s obligations pursuant to this Section 5.02 shall survive and continue notwithstanding the fact that the payment of Operating Expenses pursuant to Section 8.02 of the Indenture and any supplemental indenture may be delayed; provided, that, the Servicer is obligated to institute and maintain such action or proceedings only if it is being reimbursed on a current basis for its costs and expenses in taking such actions in accordance with Section 8.02 of the Indenture, and is not required to advance its own funds to satisfy these obligations.

Section 5.03          CUSTODIAN’S INDEMNIFICATION.

THE SERVICER AS CUSTODIAN SHALL INDEMNIFY THE ISSUER, THE MANAGERS AND THE TRUSTEE (FOR ITSELF AND FOR THE BENEFIT OF THE HOLDERS) AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FOR, AND DEFEND AND HOLD HARMLESS EACH SUCH PERSON FROM AND AGAINST, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PAYMENTS AND CLAIMS, AND REASONABLE COSTS OR EXPENSES, OF ANY KIND WHATSOEVER, INCLUDING REASONABLE OUT-OF-POCKET FEES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) OF INVESTIGATION AND LITIGATION AND ENFORCING THE SERVICER’S INDEMNIFICATION OBLIGATIONS HEREUNDER (COLLECTIVELY, “INDEMNIFIED LOSSES”) THAT MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST EACH SUCH PERSON AS THE RESULT OF ANY GROSSLY NEGLIGENT ACT OR OMISSION IN ANY WAY RELATING TO THE MAINTENANCE AND CUSTODY BY THE SERVICER, AS CUSTODIAN, OF THE SYSTEM RESTORATION PROPERTY RECORDS; PROVIDED, HOWEVER, THAT THE SERVICER SHALL NOT BE LIABLE FOR ANY PORTION OF ANY SUCH AMOUNT RESULTING FROM THE WILLFUL MISCONDUCT, BAD FAITH OR NEGLIGENCE OF THE ISSUER, THE MANAGERS OR THE TRUSTEE, AS THE CASE MAY BE.

INDEMNIFICATION UNDER THIS SECTION 5.03 SHALL SURVIVE RESIGNATION OR REMOVAL OF THE TRUSTEE OR ANY INDEPENDENT MANAGER AND THE TERMINATION OF THIS AGREEMENT.

Section 5.04          EFFECTIVE PERIOD AND TERMINATION.

The Servicer’s appointment as custodian shall become effective as of the date of this Agreement and shall continue in full force and effect until terminated pursuant to this Section 5.04. If the Servicer shall resign as Servicer in accordance with the provisions of this Agreement or if all of the rights and obligations of the Servicer shall have been terminated under Section 7.01, the appointment of the Servicer as custodian shall be terminated effective as of the date on which the termination or resignation of the Servicer is effective. Additionally, if not sooner terminated as provided above, the Servicer’s obligations as custodian shall terminate one (1) year and one (1) day after the date on which no Bonds are Outstanding.

ARTICLE VI

THE SERVICER

Section 6.01          REPRESENTATIONS AND WARRANTIES OF THE SERVICER.

The Servicer makes the following representations and warranties as of the date of this Agreement, and as of such other dates as expressly provided in this Section 6.01, on which the Issuer has relied in acquiring the System Restoration Property. The representations and warranties shall survive the execution and delivery of this Agreement, the sale of the System Restoration Property to the Issuer and the pledge thereof to the Trustee pursuant to the Indenture.

(a)           Organization and Existence. The Servicer is a limited liability company duly organized and validly existing under the laws of the State of Texas, with the requisite power and authority to own its properties, to conduct its business as such business is presently conducted and to execute, deliver and carry out the terms of this Agreement and has the requisite power, authority and legal right to service the System Restoration Property and to hold the System Restoration Property Records as custodian.

(b)           Due Qualification. The Servicer is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which it is required to do so (except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the Servicer’s business, operations, assets, revenues or properties or adversely affect the servicing of the System Restoration Property).

(c)           Power and Authority. The execution, delivery and performance of the terms of this Agreement have been duly authorized by all necessary action on the part of the Servicer under its organizational or governing documents and laws.

(d)           Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent transfer or conveyance and other laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a Proceeding in equity or at law.

(e)           No Violation. The consummation of the transactions contemplated by this Agreement (to the extent applicable to the Servicer’s responsibilities thereunder) and the fulfillment of the terms will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a material default under, the Servicer’s organizational documents or any material indenture or any material agreement to which the Servicer is a party or by which it or any of its property is bound or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such agreement (other than any Lien that may be granted in favor of the Trustee for the benefit of the Holders under the Basic Documents or any Lien created pursuant to Section 39.309 of the Public Utility Regulatory Act), or violate any existing law or any existing order, rule or regulation applicable to the Servicer of any Governmental Authority having jurisdiction over the Servicer or its properties.

(f)            Approvals. No governmental approvals, authorizations, consents, orders or other actions or filings with any Governmental Authority are required for the Servicer to execute, deliver and perform its obligations under this Agreement except those that have previously been obtained or made, those that are required to be made by the Servicer in the future pursuant to Article IV and those that the Servicer may need to file in the future to continue the effectiveness of any financing statements.

(g)           No Proceedings. There are no Proceedings pending or, to the Servicer’s knowledge, threatened before any Governmental Authority having jurisdiction over the Servicer or its properties involving or relating to the Servicer or the Issuer or, to the Servicer’s knowledge, any other Person:

(i)              asserting the invalidity of this Agreement or any of the other Basic Documents;

(ii)             seeking any determination or ruling that might materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability against the Servicer of, this Agreement, any of the other Basic Documents or the Bonds;

(iii)            relating to the Servicer and which might materially and adversely affect the federal income tax or State income, gross receipts or franchise tax attributes of the Bonds; or

(iv)            seeking to prevent the issuance of the Bonds or the consummation of any of the transactions contemplated by this Agreement or any of the other Basic Documents.

(h)          Reports and Certificates. Each report and certificate delivered in connection with any filing made with the Texas Commission by the Servicer on behalf of the Issuer with respect to the System Restoration Charges or System Restoration Charge Adjustments will constitute a representation and warranty by the Servicer that each such report or certificate, as the case may be, is true and correct in all material respects, and to the extent that such report or certificate is based upon or contains assumptions, forecasts or other predictions of future events, the representation and warranty of the Servicer with respect thereto will be limited to the representation and warranty that such assumptions, forecasts or other predictions of future events are reasonable based upon historical performance (and facts known to the Servicer on the date such report or certificate is delivered).

The Servicer, the Trustee and the Issuer are not responsible as a result of any action, decision, ruling or other determination made or not made, or any delay (other than any delay resulting from the Servicer’s failure to make any filings with the Texas Commission required by this Agreement in a timely and correct manner or any breach by the Servicer of its duties under this Agreement that adversely affects the System Restoration Property or the System Restoration Charge Adjustments), by the Texas Commission in any way related to the System Restoration Property or in connection with any System Restoration Charge Adjustment, the subject of any such filings, any proposed System Restoration Charge Adjustment or the approval of any revised System Restoration Charges and the scheduled adjustments thereto. Except to the extent that the Servicer otherwise is liable under the provisions of this Agreement, the Servicer shall have no liability whatsoever relating to the calculation of any revised System Restoration Charges and the scheduled adjustments thereto, including as a result of any inaccuracy of any of the assumptions made in such calculations, so long as the Servicer has acted in good faith and has not acted in a grossly negligent manner in connection therewith, nor shall the Servicer have any liability whatsoever as a result of any person or entity, including the Holders, not receiving any payment, amount or return anticipated or expected or in respect of any Bond generally.

Section 6.02           INDEMNITIES OF THE SERVICER; RELEASE OF CLAIMS.

(a)           THE SERVICER SHALL BE LIABLE IN ACCORDANCE HEREWITH ONLY TO THE EXTENT OF THE OBLIGATIONS SPECIFICALLY UNDERTAKEN BY THE SERVICER UNDER THIS AGREEMENT.

(b)           THE SERVICER SHALL INDEMNIFY THE ISSUER, THE TRUSTEE (FOR ITSELF AND ON BEHALF OF THE HOLDERS) AND ANY INDEPENDENT MANAGER AND EACH OF THEIR RESPECTIVE TRUSTEES, MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FOR, AND DEFEND AND HOLD HARMLESS EACH SUCH PERSON FROM AND AGAINST, ANY AND ALL INDEMNIFIED LOSSES IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH PERSON AS A RESULT OF:

(i)              THE SERVICER’S WILLFUL MISCONDUCT, BAD FAITH OR GROSS NEGLIGENCE IN THE PERFORMANCE OF ITS DUTIES OR OBSERVANCE OF ITS COVENANTS UNDER THIS AGREEMENT OR THE SERVICER’S RECKLESS DISREGARD OF ITS OBLIGATIONS AND DUTIES UNDER THIS AGREEMENT;

(ii)             THE SERVICER’S MATERIAL BREACH OF ANY OF ITS REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT THAT RESULTS IN A SERVICER DEFAULT; OR

(iii)             LITIGATION AND RELATED EXPENSES RELATING TO THE SERVICER’S STATUS AND OBLIGATIONS AS SERVICER (OTHER THAN ANY PROCEEDING THE SERVICER IS REQUIRED TO INSTITUTE UNDER THIS AGREEMENT);

PROVIDED, HOWEVER, THAT THE SERVICER SHALL NOT BE LIABLE FOR ANY INDEMNIFIED LOSSES RESULTING FROM THE BAD FAITH, WILLFUL MISCONDUCT OR NEGLIGENCE OF ANY PERSON INDEMNIFIED PURSUANT TO THIS SECTION 6.02 (EACH, AN “INDEMNIFIED PERSON”) OR RESULTING FROM A BREACH OF A REPRESENTATION OR WARRANTY MADE BY SUCH INDEMNIFIED PERSON TO THE SERVICER IN ANY BASIC DOCUMENT THAT GIVES RISE TO THE SERVICER’S BREACH.

(c)           PROMPTLY AFTER RECEIPT BY AN INDEMNIFIED PERSON OF WRITTEN NOTICE OF ITS INVOLVEMENT IN ANY ACTION, PROCEEDING OR INVESTIGATION, SUCH INDEMNIFIED PERSON SHALL, IF A CLAIM FOR INDEMNIFICATION IN RESPECT THEREOF IS TO BE MADE AGAINST THE SERVICER UNDER THIS SECTION 6.02, NOTIFY THE SERVICER IN WRITING OF SUCH INVOLVEMENT. FAILURE BY AN INDEMNIFIED PERSON TO SO NOTIFY THE SERVICER SHALL RELIEVE THE SERVICER FROM THE OBLIGATION TO INDEMNIFY AND HOLD HARMLESS SUCH INDEMNIFIED PERSON UNDER THIS SECTION 6.02 ONLY TO THE EXTENT THAT THE SERVICER SUFFERS ACTUAL PREJUDICE AS DETERMINED BY A COURT OF COMPETENT JURISDICTION AS A RESULT OF SUCH FAILURE. WITH RESPECT TO ANY ACTION, PROCEEDING OR INVESTIGATION BROUGHT BY A THIRD PARTY FOR WHICH INDEMNIFICATION MAY BE SOUGHT BY AN INDEMNIFIED PERSON UNDER THIS SECTION 6.02, THE SERVICER SHALL BE ENTITLED TO ASSUME THE DEFENSE OF ANY SUCH ACTION, PROCEEDING OR INVESTIGATION UNLESS (X) SUCH ACTION, PROCEEDING OR INVESTIGATION EXPOSES THE INDEMNIFIED PERSON TO A RISK OF CRIMINAL LIABILITY OR FORFEITURE, (Y) THE SERVICER AND SUCH INDEMNIFIED PERSON HAVE A CONFLICT OF INTEREST IN THEIR RESPECTIVE DEFENSES OF SUCH ACTION, PROCEEDING OR INVESTIGATION OR (Z) THERE EXISTS AT THE TIME THE SERVICER WOULD ASSUME SUCH DEFENSE AN ONGOING SERVICER DEFAULT. UPON ASSUMPTION BY THE SERVICER OF THE DEFENSE OF ANY SUCH ACTION, PROCEEDING OR INVESTIGATION, THE INDEMNIFIED PERSON SHALL HAVE THE RIGHT TO PARTICIPATE IN SUCH ACTION OR PROCEEDING AND TO RETAIN ITS OWN COUNSEL (INCLUDING LOCAL COUNSEL), AND THE SERVICER SHALL BEAR THE REASONABLE FEES, COSTS AND EXPENSES OF SUCH SEPARATE COUNSEL. THE INDEMNIFIED PERSON SHALL NOT SETTLE OR COMPROMISE OR CONSENT TO THE ENTRY OF ANY JUDGMENT WITH RESPECT TO ANY PENDING OR THREATENED CLAIM, ACTION, SUIT OR PROCEEDING IN RESPECT OF WHICH INDEMNIFICATION MAY BE SOUGHT UNDER THIS SECTION 6.02 (WHETHER OR NOT THE SERVICER IS AN ACTUAL OR POTENTIAL PARTY TO SUCH CLAIM OR ACTION) UNLESS THE SERVICER AGREES IN WRITING TO SUCH SETTLEMENT, COMPROMISE OR CONSENT AND SUCH SETTLEMENT, COMPROMISE OR CONSENT INCLUDES AN UNCONDITIONAL RELEASE OF THE SERVICER FROM ALL LIABILITY ARISING OUT OF SUCH CLAIM, ACTION, SUIT OR PROCEEDING.

(d)           THE SERVICER SHALL INDEMNIFY THE TRUSTEE AND ITS RESPECTIVE TRUSTEES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FOR, AND DEFEND AND HOLD HARMLESS EACH SUCH PERSON FROM AND AGAINST, ANY AND ALL INDEMNIFIED LOSSES THAT MAY BE IMPOSED UPON, INCURRED BY OR ASSERTED AGAINST ANY SUCH PERSON AS A RESULT OF THE ACCEPTANCE OR PERFORMANCE OF THE TRUSTS AND DUTIES CONTAINED HEREIN AND IN THE INDENTURE, EXCEPT TO THE EXTENT THAT ANY SUCH LOSS (I) SHALL BE DUE TO THE WILLFUL MISCONDUCT, BAD FAITH OR NEGLIGENCE OF THE TRUSTEE OR (II) SHALL ARISE FROM THE TRUSTEE’S BREACH OF ANY OF ITS REPRESENTATIONS OR WARRANTIES SET FORTH IN THE INDENTURE; PROVIDED, HOWEVER, THAT THE FOREGOING INDEMNITY IS EXTENDED TO THE TRUSTEE SOLELY IN ITS INDIVIDUAL CAPACITY AND NOT FOR THE BENEFIT OF THE HOLDERS OR ANY OTHER PERSON. SUCH AMOUNTS WITH RESPECT TO THE TRUSTEE SHALL BE DEPOSITED AND DISTRIBUTED IN ACCORDANCE WITH THE INDENTURE.

(e)           THE SERVICER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.02(b) AND SECTION 6.02(d) FOR EVENTS OCCURRING PRIOR TO THE REMOVAL OR RESIGNATION OF THE TRUSTEE OR ANY INDEPENDENT MANAGER OR THE TERMINATION OF THIS AGREEMENT SHALL SURVIVE THE RESIGNATION OR REMOVAL OF THE TRUSTEE, ANY INDEPENDENT MANAGER OR THE TERMINATION OF THIS AGREEMENT. INDEMNIFICATION UNDER THIS SECTION 6.02 SHALL SURVIVE ANY REPEAL OF, MODIFICATION OF, OR SUPPLEMENT TO, OR JUDICIAL INVALIDATION OF, THE SECURITIZATION ACT OR THE FINANCING ORDER.

(f)            EXCEPT TO THE EXTENT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR THE OTHER BASIC DOCUMENTS (INCLUDING THE SERVICER’S CLAIMS WITH RESPECT TO THE SERVICING FEES AND EXPENSE REIMBURSEMENT AND THE SELLER’S CLAIM FOR PAYMENT OF THE PURCHASE PRICE OF THE SYSTEM RESTORATION PROPERTY), THE SERVICER HEREBY RELEASES AND DISCHARGES THE ISSUER (INCLUDING ITS MEMBERS, MANAGERS, EMPLOYEES AND AGENTS, IF ANY), ANY INDEPENDENT MANAGER, AND THE TRUSTEE (INCLUDING ITS RESPECTIVE OFFICERS, DIRECTORS AND AGENTS) (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL CLAIMS WHATSOEVER, WHICH THE SERVICER, IN ITS CAPACITY AS SERVICER OR OTHERWISE, SHALL OR MAY HAVE AGAINST ANY SUCH PERSON RELATING TO THE SYSTEM RESTORATION PROPERTY OR THE SERVICER’S ACTIVITIES WITH RESPECT THERETO OTHER THAN ANY ACTIONS, CLAIMS AND DEMANDS ARISING OUT OF THE WILLFUL MISCONDUCT, BAD FAITH OR NEGLIGENCE OF THE RELEASED PARTIES.

(g)           THE SERVICER AND THE ISSUER HEREBY ACKNOWLEDGE THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE TRUSTEE IS A THIRD-PARTY BENEFICIARY OF THIS SECTION 6.02 AND IS ENTITLED TO THE BENEFITS OF THE INDEMNITY FROM THE SERVICER CONTAINED HEREIN AND TO BRING ANY ACTION TO ENFORCE SUCH INDEMNIFICATION DIRECTLY AGAINST THE SERVICER.

(h)           THE SERVICER SHALL INDEMNIFY THE TEXAS COMMISSION (FOR THE BENEFIT OF CUSTOMERS), THE ISSUER, THE TRUSTEE (FOR ITSELF AND ON BEHALF OF THE HOLDERS), AND EACH OF THEIR RESPECTIVE TRUSTEES, MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FOR, AND DEFEND AND HOLD HARMLESS EACH SUCH PERSON FROM AND AGAINST, ANY AND ALL INDEMNIFIED LOSSES THAT MAY BE IMPOSED UPON, INCURRED BY OR ASSERTED AGAINST ANY SUCH PERSON AS A RESULT OF ANY INCREASE IN THE SERVICING FEE THAT BECOMES PAYABLE PURSUANT TO SECTION 6.07(b) OF THIS AGREEMENT AS A RESULT OF A DEFAULT RESULTING FROM THE SERVICER’S WILLFUL MISCONDUCT, BAD FAITH OR NEGLIGENCE IN PERFORMANCE OF ITS DUTIES OR OBSERVANCE OF ITS COVENANTS UNDER THIS AGREEMENT OR TERMINATION FOR CAUSE OF CEHE OR AN AFFILIATE SERVICER. THE INDEMNIFICATION OBLIGATION SET FORTH IN THIS SECTION 6.02(h) MAY BE ENFORCED BY THE TEXAS COMMISSION BUT IS NOT ENFORCEABLE BY ANY REP, THIRD-PARTY COLLECTOR OR CUSTOMER. ANY INDEMNITY PAYMENTS UNDER THIS SECTION 6.02(h)  FOR THE BENEFIT OF CUSTOMERS SHALL BE REMITTED TO THE TRUSTEE PROMPTLY FOR DEPOSIT INTO THE COLLECTION ACCOUNT.

Section 6.03          MERGER, CONVERSION OR CONSOLIDATION OF, OR ASSUMPTION OF THE OBLIGATIONS OF, THE SERVICER.

Any Person:

(a)           into which the Servicer may be merged, converted or consolidated and which succeeds to all or substantially all of the electric distribution business of the Servicer (or, if the Servicer’s distribution business is split, which provides distribution service directly to a majority of the retail electric customers in the Seller’s certificated service area as it existed on the date of the issuance of the Financing Order),

(b)           which results from the division of the Servicer into two or more Persons and which succeeds to all or substantially all of the electric distribution business of the Servicer (or, if the Servicer’s distribution business is split, which provides distribution service directly to a majority of the retail electric customers in the Seller’s certificated service area as it existed on the date of the issuance of the Financing Order),

(c)           which may result from any merger, conversion or consolidation to which the Servicer shall be a party and which succeeds to all or substantially all of the electric distribution business of the Servicer (or, if the Servicer’s distribution business is split, which provides distribution service directly to a majority of the retail electric customers in the Seller’s certificated service area as it existed on the date of the issuance of the Financing Order),

(d)           which may purchase or otherwise succeed to the properties and assets of the Servicer substantially as a whole and which purchases or otherwise succeeds to all or substantially all of the electric distribution business of the Servicer (or, if the Servicer’s distribution business is split, which provides distribution service directly to a majority of the retail electric customers in the Seller’s certificated service area as it existed on the date of the issuance of the Financing Order), or

(e)           which may otherwise purchase or succeed to all or substantially all of the electric distribution business of the Servicer (or, if the Servicer’s distribution business is split, which provides distribution service directly to a majority of the retail electric customers in the Seller’s certificated service area as it existed on the date of the issuance of the Financing Order), which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Servicer under this Agreement and undertake to collect, account and remit amounts in respect of the System Restoration Charges from REPs and Customers for the benefit and account of the Issuer (or its financing party), shall be the successor to the Servicer under this Agreement without the execution or filing of any document or any further act by any of the parties to this Agreement; provided, however, that:

(i)              immediately after giving effect to such transaction, the representations and warranties made pursuant to Section 6.01 shall be true and correct and no Servicer Default, and no event that, after notice or lapse of time, or both, would become a Servicer Default, shall have occurred and be continuing;

(ii)             the Servicer shall have delivered to the Issuer and the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, merger, conversion, division or succession and such agreement of assumption comply with this Section 6.03 and that all conditions precedent, if any, provided for in this Agreement relating to such transaction have been complied with;

(iii)             the Servicer shall have delivered to the Issuer, the Trustee and the Rating Agencies an Opinion of Counsel either:

a	stating that, in the opinion of such counsel, all filings to be made by the Servicer, including filings with the Texas Commission pursuant to the Securitization Act and the UCC, that are necessary fully to preserve and protect the interests of each of the Issuer and the Trustee in the System Restoration Property have been executed and filed and are in full force and effect, and reciting the details of such filings or

b	stating that, in the opinion of such counsel, no such action is necessary to preserve and protect such interests;

(iv)            the Rating Agencies shall have received prior written notice of such transaction; and

(v)             the Servicer shall have delivered to the Issuer, the Trustee and the Rating Agencies an opinion of independent tax counsel (as selected by, and in form and substance satisfactory to, the Servicer, and which may be based on a ruling from the Internal Revenue Service) to the effect that, for federal income tax purposes, such transaction will not result in a material adverse federal income tax consequence to the Issuer or the Holders.

The Servicer shall not consummate any transaction referred to in clauses (a), (b), (c), (d) or (e) above except upon execution of the above-described agreement of assumption and compliance with clauses (i), (ii), (iii), (iv) and (v) above. When any Person (or more than one Person) acquires the properties and assets of the Servicer substantially as a whole or otherwise becomes the successor to the Servicer in accordance with the terms of this Section 6.03, then upon the satisfaction of all of the other conditions of this Section 6.03, the preceding Servicer shall automatically and without further notice be released from all of its obligations hereunder.

Section 6.04          ASSIGNMENT OF THE SERVICER’S OBLIGATIONS.

Upon written notice to the Trustee and the Rating Agencies, the Servicer may assign a portion of its obligations hereunder to an assignee (A) in accordance with any future intercreditor agreement to which the Issuer is a party with respect to the obligations to maintain and process any account into which initial collections may be deposited and process payments in respect of System Restoration Charges or (B) subject to the satisfaction of Section 6.03.

Section 6.05          LIMITATION ON LIABILITY OF THE SERVICER AND OTHERS.

Except as otherwise provided in this Agreement, neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be liable to the Issuer, the Managers, the Holders, the Trustee or any other Person, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for good faith errors in judgment; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of its duties under this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement.

Except as provided in this Agreement (including Section 5.02), the Servicer shall not be under any obligation to appear in, prosecute or defend any Proceeding that is not directly related to one of the Servicer’s enumerated duties in this Agreement or related to its obligation to pay indemnification, and that in its reasonable opinion may cause it to incur any expense or liability; provided, however, that the Servicer may, in respect of any Proceeding, undertake any reasonable action that is not specifically identified in this Agreement as a duty of the Servicer but that the Servicer may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties to this Agreement and the interests of the Holders under this Agreement. The Servicer’s costs and expenses incurred in connection with any such Proceeding shall be payable from the Collection Account as an Operating Expense (and shall not be deemed to constitute a portion of the Servicing Fee) in accordance with Section 8.02(e) of the Indenture. The Servicer’s obligations pursuant to this Section 6.05 shall survive and continue notwithstanding the fact that the payment of Operating Expenses pursuant to the Indenture may be delayed (it being understood that the Servicer may be required initially to advance its own funds to satisfy its obligations hereunder).

Section 6.06          CEHE NOT TO RESIGN AS SERVICER.

Subject to Section 6.03 and Section 6.04, CEHE shall not resign from the obligations and duties imposed on it as Servicer under this Agreement unless the Servicer delivers to the Issuer, the Trustee, the Texas Commission and each Rating Agency written notice of such resignation at the earliest practicable time and, concurrently therewith or promptly thereafter, an opinion of Independent legal counsel that the Servicer’s performance of its duties under this Agreement shall no longer be permissible under applicable law. No such resignation shall become effective until a successor Servicer shall have assumed the servicing obligations and duties hereunder of the Servicer in accordance with Section 7.04.

Section 6.07          SERVICING COMPENSATION.

(a)           The Issuer agrees to pay the Servicer on each Payment Date, solely to the extent amounts are available therefor in accordance with the Indenture, the Servicing Fee with respect to the Bonds. For so long as:

(i)              CEHE or one of its Affiliates is the Servicer,

(ii)             a successor to CEHE or one of its Affiliates is the Servicer due to the operation of the provisions of Section 6.03, or

(iii)            any Person is the successor Servicer hereunder pursuant to the provisions of Section 6.03 if the predecessor Servicer was CEHE or one of its Affiliates,

the amount of the Servicing Fee paid to the Servicer annually shall equal 0.075% of the Bond Balance on the date of this Agreement and shall be prorated based on the fraction of a calendar year during which the Servicer provides any of the services set forth in this Agreement.

(b)           In the event that a successor Servicer not an Affiliate of CEHE is appointed in accordance with Section 7.04, the amount of Servicing Fee paid to the Servicer annually shall be agreed upon by the successor Servicer and the Trustee acting at the written direction of the Holders evidencing at least a majority of the Outstanding Amount of the Bonds but shall in no event exceed 0.60% of the Bond Balance on the date of this Agreement without the consent of the Texas Commission and shall be prorated based on the fraction of a calendar year during which the successor Servicer provides any of the services set forth in this Agreement.

(c)           In addition, the Servicer shall be entitled to be reimbursed by the Issuer for filing fees and fees and expenses for attorneys, accountants, printing or other professional services retained by the Issuer and paid for by the Servicer (or procured by the Servicer on behalf of the Issuer and paid for by the Servicer) to meet the Issuer’s obligations under the Basic Documents (“Reimbursable Expenses”). Except for such Reimbursable Expenses, the Servicer shall be required to pay all other costs and expenses incurred by the Servicer in performing its activities hereunder (but, for the avoidance of doubt, excluding any such costs and expenses incurred by CEHE in its capacity as Administrator). It is expressly acknowledged that the payment of fees to the Rating Agencies shall be at the expense of the Issuer and that, if the Servicer advances such payments to the Rating Agencies, the Issuer shall reimburse the Servicer for any such advances.

(d)          The Servicing Fee set forth in Section 6.07(a) shall be paid to the Servicer by the Trustee, on each Payment Date in accordance with the priorities set forth in Section 8.02(e) of the Indenture, by wire transfer of immediately available funds from the Collection Account to an account designated by the Servicer. Any portion of the Servicing Fee not paid on any such date shall be added to the Servicing Fee payable on the subsequent Payment Date. The Servicing Fee, together with any portion of the Servicing Fee that remains unpaid from prior Payment Dates, will be paid solely to the extent funds are available. The Servicing Fee will be paid prior to the payment of or provision for any amounts in respect of interest on and principal of the Bonds.

(e)           The Servicer and the Issuer acknowledge and agree that the Servicer’s actual collections of SRC Collections on some days might exceed the Servicer’s deemed collections, and that the Servicer’s actual collections of SRC Collections on other days might be less than the Servicer’s deemed collections. The Servicer and the Issuer further acknowledge and agree that the amount of these variances is likely to be small and are not likely to be biased in favor of over-remittances or under-remittances. Consequently, so long as the Servicer faithfully makes all daily remittances as provided for herein, the Servicer and the Issuer agree that no actual or deemed investment earnings shall be payable in respect of such over-remittances or under-remittances.

(f)           The foregoing fees set forth in this Section 6.07 constitute a fair and reasonable price for the obligations to be performed by the Servicer. The Servicer shall have indemnification obligations for an increased Servicing Fee under certain circumstances, in accordance with Section 6.02(h).

Section 6.08          COMPLIANCE WITH APPLICABLE LAW.

The Servicer covenants and agrees, in servicing the System Restoration Property, to comply in all material respects with all laws applicable to, and binding upon, the Servicer and relating to the System Restoration Property the noncompliance with which would have a material adverse effect on the value of the System Restoration Property; provided, however, that the foregoing is not intended to, and shall not, impose any liability on the Servicer for noncompliance with any Requirement of Law that the Servicer is contesting in good faith in accordance with its customary standards and procedures.

Section 6.09          ACCESS TO CERTAIN RECORDS AND INFORMATION REGARDING SYSTEM RESTORATION PROPERTY.

The Servicer shall provide to the Trustee access to the System Restoration Property Records for the Bonds as is reasonably required for the Trustee to perform its duties and obligations under the Indenture and the other Basic Documents and shall provide access to such records to the Holders as required by applicable law. Access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the Servicer. Nothing in this Section 6.09 shall affect the obligation of the Servicer to observe any applicable law (including any PUCT Regulation) prohibiting disclosure of information regarding REPs or Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 6.09.

Section 6.10          APPOINTMENTS.

The Servicer may at any time appoint any Person to perform all or any portion of its obligations as Servicer hereunder; provided, however, that, unless such Person is an Affiliate of CEHE, the Rating Agency Condition shall have been satisfied in connection therewith; provided, further, that the Servicer shall remain obligated and be liable to the Issuer under this Agreement for the servicing and administering of the System Restoration Property in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such Person and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the System Restoration Property. The fees and expenses of any such Person shall be as agreed between the Servicer and such Person from time to time, and none of the Issuer, the Trustee or the Holders shall have any responsibility therefor. Any such appointment shall not constitute a Servicer resignation under Section 6.06.

Section 6.11          NO SERVICER ADVANCES.

The Servicer shall not make any advances of interest on or principal of the Bonds.

Section 6.12          REMITTANCES.

(a)           On each Servicer Business Day, commencing thirty-five (35) days after the Closing Date (or if such day is not a Servicer Business Day, the immediately succeeding Servicer Business Day), the Servicer shall remit to the General Subaccount of the Collection Account the total Estimated SRC Collections on such Servicer Business Day in respect of all previously billed System Restoration Charges (the “Daily Remittance”), which Daily Remittance shall be calculated according to the procedures set forth in Annex I and shall be remitted as soon as reasonably practicable but in no event later than the second Servicer Business Day after such payments are estimated to have been received. Prior to each remittance to the General Subaccount of the Collection Account pursuant to this Section 6.12, the Servicer shall provide written notice (which may be via electronic means, including electronic mail) to the Trustee of each such remittance (including the exact dollar amount to be remitted). The Servicer shall also, promptly upon receipt, remit to the Collection Account any other proceeds of the System Restoration Property which it may receive from time to time.

(b)          The Servicer agrees and acknowledges that it holds all SRC Payments collected by it and any other proceeds for the System Restoration Property received by it for the benefit of the Trustee and the Holders and that all such amounts will be remitted by the Servicer in accordance with this Section 6.12 without any surcharge, fee, offset, charge or other deduction except (i) as set forth in Section 6.12(c) and (ii) for late fees permitted by the Financing Order. The Servicer further agrees not to make any claim to reduce its obligation to remit all SRC Payments collected by it in accordance with this Agreement except (i) as set forth in Section 6.12(c) and (ii) for late fees permitted by the Financing Order.

(c)           On or before the twenty-fifth calendar day of each calendar month (or, if such day is not a Servicer Business Day, the immediately preceding Servicer Business Day) commencing with ___________ 25, 2025, the Servicer shall calculate the amount of any Remittance Shortfall or Excess Remittance for the Collection Period of the immediately preceding Reconciliation Period, and (A) if a Remittance Shortfall exists, the Servicer shall make a supplemental remittance, to the General Subaccount of the Collection Account within two (2) Servicer Business Days, or (B) if an Excess Remittance exists, the Servicer shall be entitled either (i) to reduce the amount of each Daily Remittance which the Servicer subsequently remits to the General Subaccount of the Collection Account for application to the amount of such Excess Remittance until the balance of such Excess Remittance has been reduced to zero, the amount of such reduction becoming the property of the Servicer or (ii) so long as such withdrawal would not cause the amounts on deposit in the General Subaccount or the Excess Funds Subaccount to be insufficient for the payment of the next installment of interest on the System Restoration Bonds or principal due at maturity on the next Payment Date or upon acceleration on or before the next Payment Date, to be paid immediately from the General Subaccount or the Excess Funds Subaccount the amount of such Excess Remittance, such payment becoming the property of the Servicer. If there is a Remittance Shortfall, the amount which the Servicer remits to the General Subaccount of the Collection Account on the relevant date set forth above shall be increased by the amount of such Remittance Shortfall, such increase coming from the Servicer’s own funds.

(d)          Unless otherwise directed to do so by the Issuer, the Servicer shall be responsible for selecting Eligible Investments in which the funds in the Collection Account shall be invested pursuant to Sections 8.03 and 8.07 of the Indenture.

Section 6.13          MAINTENANCE OF OPERATIONS.

Subject to Section 6.03, CEHE agrees to continue, unless prevented by circumstances beyond its control, to operate its electric distribution system to provide service so long as it is acting as the Servicer under this Agreement.

ARTICLE VII

SERVICER DEFAULT

Section 7.01          SERVICER DEFAULT.

If any one or more of the following events (a “Servicer Default”) shall occur and be continuing:

(a)           any failure by the Servicer to remit to the Collection Account, on behalf of the Issuer, any required remittance that shall continue unremedied for a period of five (5) Business Days after written notice of such failure is received by the Servicer from the Issuer or the Trustee or after discovery of such failure by a Responsible Officer of the Servicer;

(b)           any failure on the part of the Servicer or, so long as the Servicer is CEHE or an Affiliate thereof, any failure on the part of CEHE, as the case may be, to observe or to perform in any material respect any covenants or agreements of the Servicer or CEHE, as the case may be, set forth in this Agreement (other than as provided in Section 7.01(a) or Section 7.01(c)) or any other Basic Document to which it is a party, which failure shall:

(i)              materially and adversely affect the rights of the Holders, and

(ii)             continue unremedied for a period of 60 days after the date on which (A) written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer or CEHE, as the case may be, by the Issuer, or to the Servicer or CEHE, as the case may be, by the Trustee or (B) such failure is discovered by a Responsible Officer of the Servicer;

(c)           any failure by the Servicer to perform its obligations under Section 4.01(b) in the time and manner set forth therein, which failure continues unremedied for a period of five (5) Servicer Business Days;

(d)           any representation or warranty made by the Servicer in this Agreement or any other Basic Document proves to have been incorrect in a material respect when made, which has a material adverse effect on the Holders, and which material adverse effect continues unremedied for a period of 60 days after the date on which (i) written notice thereof, requiring the same to be remedied, shall have been delivered to the Servicer (with a copy to the Trustee) by the Issuer or the Trustee, or (ii) such failure is discovered by a Responsible Officer of the Servicer; or

(e)           an Insolvency Event occurs with respect to the Servicer;

then, and in each and every case, so long as the Servicer Default shall not have been remedied, either the Trustee shall, upon the written instruction of (i) Holders evidencing at least a majority of the Outstanding Amount of the Bonds or (ii) the Texas Commission, by notice then given in writing to the Servicer (and to the Trustee if given by the Holders) (a “Termination Notice”), terminate all the rights and obligations (other than the obligations set forth in Section 6.02 and the obligation under Section 7.02 to continue performing its functions as Servicer until a successor Servicer is appointed) of the Servicer under this Agreement; provided, however, that the Trustee’s obligation to give a Termination Notice upon instruction of the Texas Commission is subject to and dependent upon satisfaction of the Rating Agency Condition in connection therewith.

In addition, upon a Servicer Default described in Section 7.01(a), the Issuer and the Trustee shall be entitled to (x) apply to a state district court located in Travis County, Texas, for sequestration and payment to the Trustee of revenues arising with respect to the System Restoration Property, (y) foreclose on or otherwise enforce the Lien on and security interests in the System Restoration Property and (z) apply to the Texas Commission for an order that amounts arising from the System Restoration Charges be transferred to a separate account for the benefit of the Holders, in accordance with the Securitization Act. On or after the receipt by the Servicer of a Termination Notice, all authority and power of the Servicer under this Agreement, whether with respect to the Bonds, the System Restoration Property, SRC Collections, the System Restoration Charges or otherwise, shall, without further action, pass to and be vested in such successor Servicer as may be appointed under Section 7.04; and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the predecessor Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Termination Notice, whether to complete the transfer of the System Restoration Property Records and related documents, or otherwise. The predecessor Servicer shall cooperate with the successor Servicer, the Issuer and the Trustee in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement, including the transfer to the successor Servicer for administration by it of all System Restoration Property Records and all cash amounts that shall at the time be held by the predecessor Servicer for remittance, or shall thereafter be received by it with respect to the System Restoration Property, SRC Collections or the System Restoration Charges. As soon as practicable after receipt by the Servicer of such Termination Notice, the Servicer shall deliver the System Restoration Property Records to the successor Servicer. In case a successor Servicer is appointed as a result of a Servicer Default, all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with transferring the System Restoration Property Records to the successor Servicer and amending this Agreement to reflect such succession as Servicer pursuant to this Section 7.01 shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses. Termination of CEHE as Servicer shall not terminate CEHE’s rights or obligations under the Sale Agreement (except rights thereunder deriving from its rights as the Servicer hereunder).

Section 7.02          NOTICE OF SERVICER DEFAULT.

The Servicer shall deliver to the Issuer, to the Trustee and to each Rating Agency promptly after having obtained actual knowledge thereof, but in no event later than five (5) Servicer Business Days thereafter, written notice of any Servicer Default under Section 7.01.

Section 7.03          WAIVER OF PAST DEFAULTS.

The Trustee, with the written consent of the Holders evidencing at least a majority of the Outstanding Amount of the Bonds, may waive in writing in whole or in part any default by the Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits to the Collection Account in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto. Promptly after the execution of any such waiver, the Servicer shall furnish copies of such waiver to each of the Rating Agencies.

Section 7.04          APPOINTMENT OF SUCCESSOR.

(a)           Upon the Servicer’s receipt of a Termination Notice pursuant to Section 7.01 or the Servicer’s resignation in accordance with the terms of this Agreement, the Servicer shall continue to perform its functions as Servicer under this Agreement and shall be entitled to receive the requisite portion of the Servicing Fee, until a successor Servicer shall have assumed in writing the obligations of the Servicer hereunder as described below. In the event of the Servicer’s removal or resignation hereunder, the Trustee may, and at the written direction and with the consent of the Holders of at least a majority of the Outstanding Amount of the Bonds shall, appoint a successor Servicer (selected by the directing Holders), and the successor Servicer shall accept its appointment by a written assumption in form acceptable to the Issuer and the Trustee. In no event shall the Trustee be liable for its appointment of a successor Servicer appointed with due care or responsible in its individual capacity for payment of the fee paid to a successor Servicer. If, within 30 days after the delivery of the Termination Notice, a new Servicer shall not have been appointed and accepted such appointment, the Trustee may petition the Texas Commission or a court of competent jurisdiction to appoint a successor Servicer under this Agreement. A Person shall qualify as a successor Servicer only if:

(i)              such Person is permitted under PUCT Regulations to perform the duties of the Servicer pursuant to the Securitization Act, the Financing Order and this Agreement,

(ii)             either (A) the Texas Commission has approved the appointment of the successor Servicer or (B) forty-five (45) days have lapsed since the Texas Commission received notice of appointment of the successor Servicer and the Texas Commission has neither approved nor disapproved that appointment,

(iii)            the Rating Agency Condition shall have been satisfied, and

(iv)            such Person enters into a servicing agreement with the Issuer having substantially the same provisions as this Agreement.

(b)          Upon appointment, the successor Servicer shall be the successor in all respects to the predecessor Servicer under this Agreement and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Servicer and shall be entitled to the Servicing Fee and reimbursement of expenses and all the rights granted to the predecessor Servicer by the terms and provisions of this Agreement.

Section 7.05          COOPERATION WITH SUCCESSOR.

The Servicer covenants and agrees with the Issuer that it will, on an ongoing basis, cooperate with the successor Servicer and provide whatever information is, and take whatever actions are, reasonably necessary to assist the successor Servicer in performing its obligations hereunder.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01          AMENDMENT.

(a)           This Agreement may be amended by the Servicer and the Issuer, with the prior written consent of the Trustee (acting at the written direction of the Holders evidencing at least a majority of the Outstanding Amount of the Bonds), the consent of the Texas Commission pursuant to Section 8.12 if the contemplated amendment increases ongoing qualified costs as defined in the Financing Order and the satisfaction of the Rating Agency Condition. Promptly after the execution of any such amendment or consent, the Issuer shall furnish written notification of the substance of such amendment or consent to each of the Rating Agencies.

(b)           Prior to the execution of any amendment to this Agreement, the Issuer and the Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement and all conditions precedent have been satisfied. The Issuer and the Trustee may, but shall not be obligated to, enter into any such amendment that affects their own rights, duties or immunities under this Agreement or otherwise. Following delivery of a request for consent to the Texas Commission by the Servicer under Section 8.01(a), the Servicer and the Issuer may at any time withdraw from the Texas Commission further consideration of any such request for consent.

Notwithstanding Section 8.01(a) or anything to the contrary in this Agreement, (x) the Servicer and the Issuer may amend Annex I in writing with prior written notice given to the Trustee and the Rating Agencies, but without the consent of the Trustee, any Rating Agency or any Holder, solely to address changes to the Servicer’s method of calculating SRC Collections as a result of changes to the Servicer’s current computerized customer information system; provided that any such amendment shall not have a material adverse effect on the Holders, and (y) this Agreement shall be amended automatically to comply with changes in applicable law. The Servicer shall give prompt written notice to the Trustee of the terms of any such automatic amendment.

Section 8.02          NOTICES.

Unless otherwise specifically provided herein, all demands, notices and communications upon or to the Servicer, the Issuer, the Texas Commission, the Trustee or the Rating Agencies under this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented delivery service or, to the extent receipt is confirmed, sent by telecopy or other form of electronic transmission:

(a)           in the case of the Servicer, to CenterPoint Energy Houston Electric, LLC, 1111 Louisiana Street, Houston, Texas 77002, Attention: Treasurer,

(b)           in the case of the Issuer, to CenterPoint Energy Restoration Bond Company II, LLC, 1111 Louisiana Street, Suite 4664B, Houston, Texas 77002, Attention: Manager,

(c)           in the case of Moody’s, to Moody’s Investors Service, Inc., ABS/RMBS Monitoring Department, 25th Floor, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007, Email: ABSCORMonitoring@moodys.com (for notices) and servicereports@moodys.com (for servicer reports and other reports) (all notices and reports to be delivered to Moody’s in writing by email),

(d)            in the case of S&P, to Standard & Poor’s Ratings Group, Inc., Structured Credit Surveillance, 55 Water Street, New York, New York 10041, Telephone: (212) 438-8991, Email: servicer_reports@spglobal.com (all such notices to be delivered to S&P in writing by email), and

(e)            in the case of the Trustee, at the address provided for notices or communications to the Trustee in the Indenture;

or, as to each of the foregoing, at such other address as shall be designated by written notice to the other parties. Each party hereto may, by notice given in accordance herewith to the other party or parties hereto, designate any further or different address to which subsequent notices, reports and other communications shall be sent. Any notice to or other communication with the Texas Commission shall be sent by electronic delivery to connie.corona@puc.texas.gov and shelah.cisneros@puc.texas.gov or to such other email address or physical address as the Texas Commission shall have provided to the Servicer.

Section 8.03           ASSIGNMENT.

Notwithstanding anything to the contrary contained herein, except as provided in Section 6.03 and Section 6.04 and as provided in the provisions of this Agreement concerning the resignation or termination of the Servicer, this Agreement may not be assigned by the Servicer. Any purported assignment not in compliance with this Agreement shall be void.

Section 8.04           LIMITATIONS ON RIGHTS OF OTHERS.

The provisions of this Agreement are solely for the benefit of the Servicer, the Issuer and, to the extent provided herein or in the other Basic Documents, Customers and the other Persons expressly referred to herein and the Trustee, on behalf of itself and the Holders, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the System Restoration Property and other amounts in the Trust Estate or under or in respect of this Agreement or any covenants, conditions or provisions contained herein. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, any right, remedy or claim to which any Customer may be entitled pursuant to the Financing Order and this Agreement may be asserted or exercised only by the Texas Commission (or by the Attorney General of the State of Texas in the name of the Texas Commission) for the benefit of such Customer.

Section 8.05           SEVERABILITY.

Any provision, or portion thereof, of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder or such provision (if any) or the remaining provisions hereof (unless such a construction shall be unreasonable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.06           SEPARATE COUNTERPARTS.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 8.07           HEADINGS.

The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 8.08           GOVERNING LAW.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 8.09           PLEDGE TO THE TRUSTEE.

The Servicer hereby acknowledges and consents to any pledge, assignment and grant of a security interest by the Issuer to the Trustee pursuant to the Indenture for the benefit of the Secured Parties (as defined in the Indenture) of all right, title and interest of the Issuer in, to and under the System Restoration Property owned by the Issuer and the proceeds thereof and the pledge of any or all of the Issuer’s rights hereunder to the Trustee. Notwithstanding such assignment, in no event shall the Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer, hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which any recourse shall be had solely to the assets of the Issuer.

Section 8.10           NONPETITION COVENANTS.

Notwithstanding any prior termination of this Agreement or the Indenture, but subject to a court’s rights to order the sequestration and payment of revenues arising with respect to the System Restoration Property pursuant to Section 39.309(f) of the Public Utility Regulatory Act, the Servicer shall not, prior to the date that is one year and one day after the satisfaction and discharge of the Indenture, acquiesce, petition or otherwise invoke or cause the Issuer to invoke or join with any Person in provoking the process of any Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Issuer under any U.S. federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer for any substantial part of the property of the Issuer or ordering the dissolution, winding up or liquidation of the affairs of the Issuer.

Section 8.11           TERMINATION.

This Agreement shall terminate when all Bonds have been retired or redeemed in full.

Section 8.12           TEXAS COMMISSION CONSENT.

Except as specifically set forth in Section 7.04, to the extent the consent of the Texas Commission is required to effect any amendment to or modification of this Agreement or any provision of this Agreement,

(a)            the Servicer may request the consent of the Texas Commission by delivering to the Texas Commission’s executive director and general counsel a written request for such consent, which request shall contain:

(i)             a reference to Docket No. 57559 and a statement as to the possible effect of the amendment on ongoing qualified costs;

(ii)            an Officer’s Certificate stating that the proposed amendment or modification has been approved by all parties to this Agreement; and

(iii)           a statement identifying the person to whom the Texas Commission or its staff is to address its consent to the proposed amendment or modification or request additional time;

(b)           The Texas Commission shall, within thirty (30) days of receiving the request for consent complying with Section 8.12(a), either:

(i)             provide notice of its consent or lack of consent to the person specified in Section 8.12(a)(iii), or

(ii)            be conclusively deemed, on the thirty-first (31st) day after receiving the request for consent, to have consented to the proposed amendment or modification,

unless, within thirty (30) days of receiving the request for consent complying with Section 8.12(a), the Texas Commission or its staff delivers to the office of the person specified in Section 8.12(a)(iii) a written statement requesting an additional amount of time not to exceed thirty (30) days in which to consider whether to consent to the proposed amendment or modification. If the Texas Commission or its staff requests an extension of time in the manner set forth in the preceding sentence, then the Texas Commission shall either provide notice of its consent or lack of consent to the person specified in Section 8.12(a)(iii) no later than the last day of such extension of time or be conclusively deemed to have consented to the proposed amendment or modification on the last day of such extension of time.

Any amendment or modification requiring the consent of the Texas Commission as provided in this Section 8.12 shall become effective on the later of (i) the date proposed by the parties to such amendment or modification and (ii) the first day after the expiration of the thirty(30)-day period provided for in this Section 8.12(b)(ii), or, if such period has been extended pursuant thereto, the first day after the expiration of such period as so extended.

Section 8.13            TERMINATION.

This Agreement shall terminate when all Bonds have been retired or redeemed in full.

Section 8.14           EFFECT OF SUBSEQUENT PUCT REGULATIONS.

Notwithstanding anything to the contrary contained in this Agreement (including Annex I), to the extent the Texas Commission promulgates any PUCT Regulation permitted by the Financing Order or the Public Utility Regulatory Act whose effect is to modify or supplement any provision of this Agreement relating to REP standards, this Agreement shall be deemed to have been so modified or supplemented on the effective date of such regulation, and all other provisions contained herein shall be deemed modified accordingly without the necessity of any further action by any party hereto. The Servicer will notify the Issuer, the Rating Agencies and the Trustee of any such PUCT Regulation and the corresponding modification of or supplement to this Agreement promptly upon obtaining knowledge thereof.

Section 8.15           RULE 17g-5 COMPLIANCE.

The Servicer agrees that any notice, report, request for satisfaction of the Rating Agency Condition, document or other information provided by the Servicer to any Rating Agency under this Agreement or any other Basic Document to which it is a party for the purpose of determining the initial credit rating of the Bonds or undertaking credit rating surveillance of the Bonds with any Rating Agency, or satisfy the Rating Agency Condition, shall be substantially concurrently posted by the Servicer on the 17g-5 Website.

Section 8.16           TRUSTEE ACTIONS.

In acting hereunder, the Trustee shall have the rights, protections and immunities granted to it under the Indenture.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC,
as Issuer,

By:
Name:
Title:

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC,
as Servicer,

By:
Name:
Title:

Acknowledged and Accepted:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

not in its individual capacity but solely as

Trustee on behalf of the Holders

of the System Restoration Bonds

By:
Name:
Title:

Signature Page to System Restoration Property Servicing Agreement

ANNEX I

SERVICING PROCEDURES

The Servicer agrees to comply with the following servicing procedures:

SECTION 1. DEFINITIONS.

(a) Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Appendix A of the System Restoration Property Servicing Agreement (the “Agreement”).

SECTION 2. DATA ACQUISITION.

(a) Installation, Maintenance of Meters and Data Acquisition. Except to the extent that another entity is responsible for such services, the Servicer shall cause to be installed, replaced and maintained meters in such places and in such condition as will enable the Servicer to obtain usage measurements for each Customer at least once every Billing Period. To the extent another entity is responsible for such services, such other entity may obtain usage measurements for each Customer less frequently than once every Billing Period in accordance with its current practices so long as the PUCT Regulations so permit. To the extent another entity is responsible for such services, but not performing such services, the Servicer shall take all reasonably necessary actions to obtain usage measurements for each Customer at least once every Billing Period.

(b) Cost of Data Acquisition. The Issuer shall not be obligated to pay any costs associated with the data acquisition set forth in this Section 2, nor shall the Issuer be entitled to any credit against the Servicing Fee for any cost savings realized by the Servicer or any REP as a result of new metering and/or billing technologies.

(c) ERCOT. The Servicer shall take all reasonable actions available under PUCT Regulations to obtain timely information from ERCOT (or, if such information is not available from ERCOT, directly from the Applicable MDMA) which is necessary for the Servicer to fulfill its obligations under the Servicing Agreement.

SECTION 3. USAGE AND BILL CALCULATION.

The Servicer, from the usage measurements obtained pursuant to Section 2, shall determine each Customer’s individual System Restoration Charges to be included on Bills issued by it to such Customer or to the REP responsible for billing such Customer.

SECTION 4. BILLING.

The Servicer shall implement the System Restoration Charges as of the date of the Servicing Agreement and shall thereafter bill each Customer or, with respect to Customers billed by a REP, for the respective Customer’s outstanding current and past due System Restoration Charges accruing through the date on which such System Restoration Charges may no longer be billed under the Tariff, all in accordance with the following:

Annex I-1

(a) Frequency of Bills; Billing Practices. In accordance with the Servicer’s then-existing policies and practices for its own charges, as such policies and practices may be modified from time to time, the Servicer shall generate and issue a Bill to each Customer, or, where the REP is responsible for billing the Customers, to the REP, for such Customers’ System Restoration Charges once every applicable Billing Period, at the same time, with the same frequency and on the same Bill as that containing the Servicer’s own charges to such Customers or REPs, as the case may be.

(b) Format.

(i) Each Bill issued by the Servicer to a Customer shall contain the charge corresponding to the System Restoration Charges owed by such Customer for the applicable Billing Period. The System Restoration Charges shall be separately identified if required by and in accordance with the terms of the Financing Order and Tariff.

(ii) Where a REP is responsible for billing the Customers, the Servicer shall deliver to the REP itemized charges for each Customer setting forth such Customer’s System Restoration Charges. If such charges are not separately identified, the Servicer shall provide the REP, (and unless prohibited by applicable PUCT Regulations, shall cause each REP to provide the REP’s Customers) with the annual notice required by Section 4.01(e)(ii) of the Agreement.

(iii) The Servicer shall conform to such requirements in respect of the format, structure and text of Bills delivered to Customers and REPs in accordance with, if applicable, the Financing Order, the Tariff and PUCT Regulations. To the extent that Bill format, structure and text are not prescribed by the Public Utility Regulatory Act or by applicable PUCT Regulations, the Servicer shall, subject to clauses (i) and (ii) above, determine the format, structure and text of all Bills in accordance with its reasonable business judgment, its policies and practices with respect to its own charges and prevailing industry standards.

(c) Delivery. The Servicer shall deliver all Bills issued by it by any means, whether electronic or otherwise, that the Servicer may from time to time use to present its own charges to the REPs or to Servicer’s other customers, as applicable. The Servicer or each REP, as applicable, shall pay from its own funds all costs of issuance and delivery of all Bills, including but not limited to printing and postage costs.

SECTION 5. CUSTOMER SERVICE FUNCTIONS.

The Servicer shall handle all Customer or REP inquiries and other customer service matters according to the same procedures it uses with respect to its own charges.

Annex I-2

SECTION 6. COLLECTIONS; PAYMENT PROCESSING; REMITTANCE.

(a) Collection Efforts, Policies, Procedures.

(i) The Servicer shall use reasonable efforts to collect all Billed SRCs from Customers and REPs as and when the same become due and shall follow such collection procedures as it follows with respect to comparable assets that it services for itself or others, including with respect to the following:

(A)	The Servicer shall prepare and deliver overdue notices to its Customers and REPs in accordance with applicable PUCT Regulations.

(B)	The Servicer shall apply late payment charges to its outstanding Customer and REP balances in accordance with applicable PUCT Regulations and as required by the Financing Order.

(C)	In circumstances where the Servicer bills Customers directly, the Servicer shall deliver final notices of delinquency and possible disconnection in accordance with applicable PUCT Regulations.

(D)	The Servicer shall adhere to and carry out disconnection policies and termination of REP billing in accordance with the Public Utility Regulatory Act, the Financing Order and applicable PUCT Regulations.

(E)	The Servicer may employ the assistance of collection agents to collect any past-due System Restoration Charges from its Customers and REPs in accordance with applicable PUCT Regulations and the Tariff.

(F)	The Servicer shall apply its Customer and REP deposits to the payment of delinquent accounts in accordance with the Tariff, the Financing Order and applicable PUCT Regulations and according to the priorities set forth in Section 6(b)(ii) and (iii) of this Annex I.

(ii) The Servicer shall not waive any late payment charge or any other fee or charge relating to delinquent payments, if any, or waive, vary or modify any terms of payment of any amounts payable by its Customer or an REP, in each case unless such waiver or action: (A) would be in accordance with the Servicer’s customary practices or those of any successor Servicer with respect to comparable assets that it services for itself and for others; (B) would not materially adversely affect the rights of the Holders; and (C) would comply with applicable law.

(iii) The Servicer shall accept payment in respect of Billed SRCs in such forms and methods and at such times and places as the Servicer accepts payments of its own charges in accordance with, if applicable, the Financing Order, the Tariff and any other PUCT Regulations.

(b) Payment Processing; Allocation; Priority of Payments.

(i) The Servicer shall post all payments received to customer accounts as promptly as practicable, and, in any event, substantially all payments shall be posted no later than two (2) Business Days after receipt.

(ii) Subject to clause (iii) below, the Servicer shall apply payments received to each Customer’s or each REP’s account in proportion to the charges contained on the outstanding Bill to such Customer or REP.

Annex I-3

(iii) If a Customer or REP does not pay the full amount of any bill by the Servicer, the amount paid by the Customer or REP will first be apportioned ratably among the System Restoration Charges and other fees and charges (including amounts billed and due in respect of system restoration charges associated with system restoration bonds issued under other financing orders), other than late fees, and second, any remaining portion of the payment will be allocated to late fees.

(c) Accounts; Records.

The Servicer shall maintain accounts and records as to the System Restoration Property accurately and in accordance with its standard accounting procedures and in sufficient detail (i) to permit reconciliation between payments or recoveries with respect to the System Restoration Property and the amounts from time to time remitted to the Collection Account in respect of the System Restoration Property and (ii) to permit the SRC Collections held by the Servicer to be accounted for separately from the funds with which they may be commingled, so that the dollar amounts of SRC Collections commingled with the Servicer’s funds may be properly identified and traced.

(d) Charge-Offs.

In accordance with the Financing Order and Schedule SRC, each REP will be permitted to hold back an allowance for charge-offs in its System Restoration Charge payments to the Servicer. Such charge-off rate will be recalculated each year in connection with the annual System Restoration Charge Adjustment. Until the first Calculation Date, each REP that has chosen to hold back an allowance for charge-offs in its payments of Billed SRCs to the Servicer will remit System Restoration Charge payments to the Servicer based on the same charge-off percentage used by the REP to remit payments to the Servicer in connection with the most recently established system restoration charges related to the senior secured system restoration bonds issued by CenterPoint Energy Restoration Bond Company, LLC on November 25, 2009. Thereafter, on or about each Calculation Date, the REP and the Servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and the Servicer, provided that:

(i) The REP’s right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing all System Restoration Charges) have been written off.

(ii) The REP’s recourse will be limited to a credit against future System Restoration Charge payments unless the REP and the Servicer agree to alternative arrangements, but, in accordance with the Financing Order and Schedule SRC, in no event will the REP have recourse to the Trustee, the Issuer or the Issuer’s funds for such payments.

(iii) In accordance with the Financing Order and Schedule SRC, the REP shall provide information on a timely basis to the Servicer so that the Servicer can include the REP’s default experience and any subsequent credits into its calculation of the adjusted System Restoration Charge rates for the next System Restoration Charge billing period. The REP’s rights to credits will not take effect until after such adjusted System Restoration Charges have been implemented.

(iv) If the REP has held back less than the amount actually written off as uncollectible during the time period, the REP shall be entitled to a credit against future System Restoration Charge payments over the twelve-month period immediately following the next Adjustment Date in the amount of the hold-back shortfall and no other remedy. If the REP has held back more than the amount actually written off as uncollectible during the time period, the permitted charge-off percentage shall be adjusted so that it is projected that the REP will remit to the Servicer the amount of such underpayment of SRC Collections over the twelve-month period immediately following the next Adjustment Date.

Annex I-4

(v) The Servicer will incorporate the REPs’ Customer default information and any subsequent credits to the REPs for System Restoration Charges already paid by the REPs to the Servicer in its calculation of the System Restoration Charge Adjustments on the Calculation Date. The REPs’ right described in this Section 6 to receive a credit against future payments of Billed SRCs to the Servicer shall not take effect until after the next Adjustment Date.

(e) Investment of SRC Collections Received.

Prior to each Daily Remittance, the Servicer may invest SRC Collections received at its own risk and for its own benefit. So long as the Servicer complies with its obligations under Section 6(c) of this Annex I, neither such investments nor such funds shall be required to be segregated from the other investments and funds of the Servicer.

(f) Calculation of Daily Remittance.

(i) For purposes of calculating the Daily Remittance, (i) all Billed SRCs shall be deemed to be collected the same number of days after billing as is equal to the Weighted Average Days Outstanding then in effect (or, if such day is not a Servicer Business Day, the immediately succeeding Servicer Business Day) and (ii) the Servicer will, on each Servicer Business Day, remit to the Trustee for deposit in the Collection Account the applicable Billed SRCs. Such remittance shall constitute the amount of Estimated SRC Collections for such Servicer Business Day. Pursuant to Section 6.12(c) of the Agreement, commencing no later than _________ 25, 2025, the Servicer shall calculate in each Monthly Servicer’s Certificate the amount of Actual SRC Collections for the first Collection Period of the Reconciliation Period as compared to the Estimated SRC Collections forwarded to the Collection Account in respect of such calendar month. No Excess Remittance shall be withdrawn from the Collection Account if such withdrawal would cause the amounts on deposit in the General Subaccount or the Excess Funds Subaccount to be insufficient for the payment of the next installment of interest or principal due at maturity on the next Payment Date or upon acceleration on or before the next Payment Date on the System Restoration Bonds.

(ii)  On or before __________ 15 of each year in accordance with Section 4.01(b)(i) of the Agreement, the Servicer shall, in a timely manner so as to perform all required calculations under such Section 4.01(b)(i), update the Weighted Average Days Outstanding in order to be able to calculate the Periodic Billing Requirement for the next True-Up Adjustment and to calculate any change in the Daily Remittances for the next Calculation Period.

Annex I-5

(iii) The Servicer and the Issuer acknowledge that, as contemplated in the last paragraph of  Section 8.01 of the Agreement, the Servicer may make certain changes to its current computerized customer information system, which changes, when functional, would affect the Servicer’s method of calculating the SRC Payments estimated to have been received by the Servicer during each Collection Period as set forth in this Annex I. Should these changes to the computerized customer information system become functional during the term of the Agreement, the Servicer and the Issuer agree that they shall review the procedures used to calculate the SRC Payments estimated to have been received in light of the capabilities of such new system and shall amend this Annex I in writing to make such modifications and/or substitutions to such procedures as may be appropriate in the interests of efficiency, accuracy, cost and/or system capabilities; provided, however, that the Servicer may not make any modification or substitution that will materially adversely affect the Holders as evidenced by an Officer’s Certificate of the Issuer. As soon as practicable, and in no event later than sixty (60) Business Days after the date on which all Customer accounts are being billed under such new system, the Servicer shall notify the Issuer, the Trustee and the Rating Agencies of the same.

(iv) All calculations of collections, each update of the Weighted Average Days Outstanding and any changes in procedures used to calculate the Estimated SRC Payments pursuant to this Section 6(f) shall be made in good faith, and in the case of any update pursuant to clause (ii) above or any change in procedures pursuant to clause (iii) above, in a manner reasonably intended to provide estimates and calculations that are at least as accurate as those that would be provided on the Closing Date utilizing the initial procedures.

(g) Remittances.

(i) The Issuer shall cause to be established the Collection Account in the name of the Trustee in accordance with the Indenture.

(ii) The Servicer shall make remittances to the Collection Account in accordance with Section 6.12 of the Agreement.

(iii) In the event of any change of account or change of institution affecting the Collection Account, the Issuer shall provide written notice thereof to the Servicer not later than five (5) Business Days from the effective date of such change.

Annex I-6

EXHIBIT A

FORM OF MONTHLY SERVICER’S CERTIFICATE

MONTHLY SERVICER’S CERTIFICATE

CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC

$____________ Series 2025-A Senior Secured System Restoration Bonds

Pursuant to Section 3.01(b) of the System Restoration Property Servicing Agreement, dated as of ________ __, 2025, by and between CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as Servicer, and CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC, as Issuer (the “Servicing Agreement”), the Servicer does hereby certify as follows:

Capitalized terms used but not defined in this Monthly Servicer’s Certificate have their respective meanings as set forth in the Servicing Agreement. References herein to certain sections and subsections are references to the respective sections or subsections of the Servicing Agreement.

Beginning of Billing Period: ____________________

End of Billing Period: ____________________

Customer Class	a. SRCs in Effect	b. SRCs Billed	c. Estimated SRC Payments Received	d. Actual SRC Payments Received	e. Remittance Shortfall for this Collection	f. Excess Remittance for this Collection

Total

g. Daily remittances previously made by the Servicer to the Collection Account in respect of this Collection Period (c):

h. The amount to be remitted by the Servicer to the Collection Account for this Collection Period is (c + e - f):

i. If (h>g), (h-g) equals net amount due from the Servicer to the Collection Amount:

j. If (g>h), (g-h) equals net amount due to the Servicer from the Collection Amount:

Exhibit A-1

Executed as of this {____} day of {__________}, 20{__}.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as Servicer

By:
Name:
Title:

cc: CenterPoint Energy Restoration Bond Company II, LLC

Exhibit A-2

EXHIBIT B

FORM OF SEMI-ANNUAL SERVICER’S CERTIFICATE

SEMI-ANNUAL SERVICER’S CERTIFICATE

CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC

$____________ Series 2025-A Senior Secured System Restoration Bonds

Pursuant to Section 4.01(f)(ii)(A) of the System Restoration Property Servicing Agreement, dated as of ________ __, 2025, by and between CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as Servicer, and CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC, as Issuer (the “Servicing Agreement”), the Servicer does hereby certify as follows, for the              , 20    Payment Date (the “Current Payment Date”), as follows:

Capitalized terms used but not defined in this Semi-Annual Servicer’s Certificate have their respective meanings as set forth in the Servicing Agreement. References herein to certain sections and subsections are references to the respective sections of the Servicing Agreement or the Indenture, as the context indicates.

Collection Periods: {__________} to {__________}

Payment Date: {__________}, 20{__}

Cut-off Date: {__________}, 20{__}

1.	(a) Available amounts on deposit in Collection Account (including Excess Funds Subaccount) as of the Cut-Off Date: $_______________________

(b) Actual Remittances from the date in (a) above through the Servicer Business Day preceding the Current Payment Date: $______________________

(c) Total amounts available to the Trustee for payment of the Bonds and Ongoing Qualified Costs: $ _______________________

Exhibit B-1

2.	Allocation of available amounts as of the Current Payment Date allocable to payment of principal and interest on the Bonds on the Current Payment Date:

a)	Principal

Aggregate
i.	Tranche A-1
ii.	Tranche A-2
iii.	Total:

b)	Interest

Aggregate
i.	Tranche A-1
ii.	Tranche A-2
iii.	Total:

3.	Outstanding amount of the Bonds prior to, and after giving effect to the payment on the Current Payment Date and the difference, if any, between the Outstanding Amount specified in the Expected Amortization Schedule (after giving effect to payments to be made on such Payment Date under 1a above) and the expected principal balance to be Outstanding (following payment on the Current Payment Date):

a)	Expected principal balance Outstanding (as of the date of this certification):

i.	Tranche A-1
ii.	Tranche A-2
iii.	Total:

b)	Expected principal balance to be Outstanding (following payment on the Current Payment Date):

i.	Tranche A-1
ii.	Tranche A-2
iii.	Total:

c)	Difference between (b) above and Outstanding Amount specified in Expected Amortization Schedule:

i.	Tranche A-1
ii.	Tranche A-2
iii.	Total:

Exhibit B-2

4.	All other transfers to be made on the Current Payment Date, including amounts to be paid to the Trustee and to the Servicer pursuant to Section 8.02(e) of the Indenture:

a)	Certain Ongoing Qualified Costs

i.	Trustee Fees and Expenses (subject to $200,000 annual cap per Section 8.02(e)(i) of the Indenture):
ii.	Servicing Fee:
iii.	Issuer’s Fees:
iv.	Total:

b)	Other Ongoing Qualified Costs and Payments

i.	Other Ongoing Qualified Costs (payable pursuant to Section 8.02(e)(v) of the Indenture):
ii.	Funding of Capital Subaccount to the Required Capital Amount
iii.	Any other unpaid Issuance Costs of the Issuer, any remaining fees, expenses and indemnity amounts owed to the Trustee and any remaining indemnity amounts owed to the Issuer shall be paid to the parties to which such amounts, if any, are owed, pursuant to Section 8.02(e)(viii) of the Indenture:
iv.	Deposits to Excess Funds Subaccount:
v.	Total:

5.	Estimated amounts on deposit in the Capital Subaccount and Excess Funds Subaccount after giving effect to the foregoing payments:

a)	Capital Subaccount

i.	Total:

b)	Excess Funds Subaccount

i.	Total:

1.	Collections Allocable and Aggregate Amounts Available for the Current Payment Date:

i.	Remittances for the {__________} Collection Period	${__________}
ii.	Remittances for the {__________} Collection Period	${__________}
iii.	Remittances for the {__________} Collection Period	${__________}
iv.	Remittances for the {__________} Collection Period	${__________}
v.	Remittances for the {__________} Collection Period	${__________}
vi.	Investment Earnings on Capital Subaccount	${__________}
vii.	Investment Earnings on Excess Funds Subaccount	${__________}
viii.	Investment Earnings on General Subaccount	${__________}
ix.	General Subaccount Balance (sum of i through viii above)	${__________}
xi.	Capital Subaccount Balance as of prior Payment Date	${__________}

2.	Outstanding Amounts as of prior Payment Date:

i.	Tranche A-1 Outstanding Amount	${__________}
ii.	Tranche A-2 Outstanding Amount	${__________}

Exhibit B-3

3.	Required Funding/Payments as of Current Payment Date:

	Principal	Principal Due
i.	Bonds – Tranche A-1	${__________}
ii.	Bonds – Tranche A-2	${__________}
Interest

Tranche	Interest Rate	Days in Interest Period[2]	Principal Balance	Interest Due
i. Tranche A-1	{__}%	{_____}	${__________}	${________}
ii. Tranche A-2	{__}%	{_____}	${__________}	${________}
iii. Total				${________}

			Required Level	Funding Required
Capital Subaccount			${__________}	${__________}

4.	Allocation of Remittances as of Current Payment Date Pursuant to 8.02(e) of Indenture:

i. Trustee Fees and Expenses; Indemnity Amounts		${__________}
ii. Servicing Fee		${__________}
iii. Administration Fee		${__________}
iv. Operating Expenses		${__________}
Bonds	Aggregate	Per $1,000 of Original Principal Amount
v. Semi-Annual Interest (including any past-due for prior periods)
1. Tranche A-1 Interest Payment	${_______}	${_________}
2. Tranche A-2 Interest Payment	${_______}	${_________}
vi. Principal Due and Payable as a Result of an Event of Default or on Final Maturity Date
1. Tranche A-1 Interest Payment	${________}	${________}
2. Tranche A-2 Interest Payment	${_______}	${_________}
vii. Semi-Annual Principal
1. Tranche A-1 Principal Payment	${_______}	${________}
2. Tranche A-2 Principal Payment	${_______}	${_________}

2 On 30/360-day basis for initial payment date; otherwise use one-half of annual rate.

viii. Other unpaid Operating Expenses	${__________}
ix. Funding of Capital Subaccount (to required level)	${__________}
x. Capital Subaccount Return to CEHE	${__________}
xi. Deposit to Excess Funds Subaccount	${__________}
xii. Released to Issuer upon Retirement of all Bonds	${__________}
xiii. Aggregate Remittances as of the Current Payment Date	${__________}

Exhibit B-4

5. Outstanding Amount and Collection Account Balance as of the Current Payment Date (after giving effect to payments to be made on such Payment Date):

i.	Bonds – Tranche A-1	${__________}
ii.	Bonds – Tranche A-2	${__________}
iii.	Excess Funds Subaccount Balance	${__________}
iv.	Capital Subaccount Balance	${__________}
v.	Aggregate Collection Account Balance	${__________}

6. Subaccount Withdrawals as of the Current Payment Date (if applicable, pursuant to Section 8.02(e) of Indenture):

i.	Excess Funds Subaccount	${__________}
ii.	Capital Subaccount	${__________}
iii.	Total Withdrawals	${__________}

7. Shortfalls in Interest and Principal Payments as of Current Payment Date:

i.	Semi-annual Interest
	Bonds – Tranche A-1 Interest Payment	${__________}
	Bonds – Tranche A-2 Interest Payment	${__________}
	Total Bonds Interest Payments	${__________}

ii.	Semi-annual Principal
	Bonds – Tranche A-1 Principal Payment	${__________}
	Bonds – Tranche A-2 Principal Payment	${__________}
	Total Bonds Principal Payments	${__________}

8. Shortfalls in Payment of Return on Invested Capital as of the Current Payment Date:

i.	Return on Invested Capital	${__________}

9. Shortfalls in Required Subaccount Levels as of the Current Payment Date:

i.	Capital Subaccount	${__________}

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Semi-Annual Servicer’s Certificate this day of             .

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as Servicer

By:
Name:
Title:

Exhibit B-5

EXHIBIT C-1

FORM OF SERVICER ANNUAL CERTIFICATE

SERVICER ANNUAL CERTIFICATE

CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC

$____________ Series 2025-A Senior Secured System Restoration Bonds

The undersigned hereby certifies that the undersigned is the duly elected and acting ________________ of CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as servicer (the “Servicer”), under the System Restoration Property Servicing Agreement dated as of ________ __, 2025 (the “Servicing Agreement”) by and between the Servicer and CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC (the “Issuer”) and further certifies that:

1.            The undersigned is responsible for assessing the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”).

2.            With respect to each of the Servicing Criteria, the undersigned has made the following assessment of the Servicing Criteria in accordance with Item 1122(d) of Regulation AB, with such discussion regarding the performance of such Servicing Criteria during the fiscal year ended December 31, 20__, and covered by the Issuer’s annual report on Form 10-K (such fiscal year, the “Assessment Period”):

Regulation AB Reference	Servicing Criteria	Assessment
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Applicable; assessment below.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Not applicable; no servicing activities were outsourced.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for pool assets are maintained.	Not applicable; transaction agreements do not provide for a back-up servicer.
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Not applicable; Texas Commission rules impose credit standards on REPs who handle customer collections and govern performance requirements of utilities; transaction agreements do not require a fidelity bond or errors and omissions policy.

Exhibit C-1-1

1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information	Applicable.
Cash Collection and Administration
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two Business Days following receipt, or such other number of days specified in the transaction agreements.	Applicable.
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Not applicable; no disbursements on behalf of obligors or to investors are made by Servicer by means of wire transfer.
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Applicable; no advances by the Servicer are permitted under the transaction agreements, except for payments of certain indemnities and Excess Remittances.
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Applicable, but no current assessment is required since the related accounts are maintained by the Trustee.
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) under the Exchange Act.	Applicable, but no current assessment required; all “custodial accounts” are maintained by the Trustee.
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Not applicable; all payments made by wire transfer.
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Applicable; assessment below. Reconciliations as to REP accounts are limited to confirming that the funds in any REP’s account known to the Servicer are at least in the amount required by the Servicer.

Exhibit C-1-2

Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the SEC, are maintained in accordance with the transaction agreements and applicable SEC requirements. Specifically, such reports: (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the SEC as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.	Applicable; assessment below.
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Not applicable; investor records maintained by the Trustee.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two Business Days to the servicer’s investor records, or such other number of days specified in the transaction agreements.	Applicable.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Applicable; assessment below.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	Applicable; assessment below.
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	Applicable; assessment below.
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Not applicable; no removals or substitutions of System Restoration Property are contemplated or allowed under the transaction documents.
1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two Business Days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset agreements.	Applicable; assessment below. Payments received from REPs are posted to the Servicer’s records and funds transferred to the Trustee.

Exhibit C-1-3

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.	Not applicable; because underlying obligation (System Restoration Charge) is not an interest-bearing instrument.
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Applicable; assessment below.
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Applicable; limited assessment below. Servicer actions governed by PUCT Regulations.
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Applicable, but does not require assessment since no explicit documentation requirement with respect to delinquent accounts are imposed under the transaction agreements due to availability of “true-up” mechanism; and any such documentation is maintained in accordance with applicable Texas Commission rules and regulations.
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	Not applicable; System Restoration Charges are not interest-bearing instruments.
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.	Applicable; Servicer maintains REP deposit accounts in accordance with PUCT rules and regulations.

Exhibit C-1-4

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Not applicable; Servicer does not make payments on behalf of obligors.
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor unless the late payment was due to the obligor’s error or omission.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers under the transaction agreements.
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two Business Days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers to pay principal or interest on the Bonds.
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Applicable; assessment below.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Not applicable; no external enhancement is required under the transaction agreements.

3.             To the best of the undersigned’s knowledge, based on such review, the Servicer is in compliance in all material respects with the applicable servicing criteria set forth above as of and for the period ended the end of the fiscal year covered by the Issuer’s annual report on Form 10-K. {If not true, include description of any material instance of noncompliance.}

4.             A registered independent public accounting firm has issued an attestation report in accordance with Section 1122(b) of Regulation AB on its assessment of compliance with the applicable servicing criteria as of and for the period ended the end of the fiscal year covered by the Issuer’s annual report on Form 10-K.

5.             Capitalized terms used but not defined herein have their respective meanings as set forth in the Servicing Agreement.

Exhibit C-1-5

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Servicer Annual Certificate this {            } day of {                       }, 20__.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as Servicer

By:
Name:
Title:

Exhibit C-1-6

EXHIBIT C-2

FORM OF CERTIFICATE OF COMPLIANCE

CERTIFICATE OF COMPLIANCE

CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC

$____________ Series 2025-A Senior Secured System Restoration Bonds

Pursuant to Section 4.01(f)(ii)(A) of the System Restoration Property Servicing Agreement, dated as of ________ __, 2025, by and between CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as Servicer, and CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC, as Issuer (the “Servicing Agreement”), the Servicer does hereby certify as follows, for the              , 20    Payment Date (the “Current Payment Date”), as follows:

The undersigned hereby certifies that the undersigned is the duly elected and acting ________________ of CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as servicer (the “Servicer”), under the System Restoration Property Servicing Agreement dated as of _________ __, 2025 (the “Servicing Agreement”) by and between the Servicer and CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC (the “Issuer”), and further certifies that:

1.             A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended December 31, 20__ has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

2.             To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended December 31, 20__, except as set forth on Annex A hereto.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Servicer Certificate of Compliance this {       } day of {               }, 20__.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as Servicer

By:
Name:
Title:

Exhibit C-2-1

ANNEX A

to Certificate of Compliance

LIST OF SERVICER DEFAULTS

The following Servicer Defaults, or events that with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned occurred during the twelve months ended December 31, 20__:

Nature of Default	Status

Exhibit C-2-2

SCHEDULE 4.01(a)

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE

Semi-Annual Payment Date		Tranche A-1 Amount		Tranche A-2 Amount
Initial Principal Amount	$		$
	$		$
	$		$
	$		$
	$		$
	$		$
	$		$
	$		$

Total Payments	$		$

Schedule 4.01(a)

APPENDIX A
DEFINITIONS AND RULES OF CONSTRUCTION

A.            Defined Terms. The following terms have the following meanings:

“17g-5 Website” is defined in the Indenture.

“Accrued Interest” means interest accrued at the Federal Funds Rate on amounts held by the Servicer prior to, on, or after the date such amounts are due and payable to the Trustee under the Servicing Agreement.

“Actual SRC Collections” means, with respect to Billed SRCs in any Reconciliation Period, the amount of such Billed SRCs less the amounts held back under the Tariff by an applicable REP to reflect potential write-offs calculated for such Reconciliation Period.

“Adjustment Date” means the date other than an Interim Adjustment Date on which any System Restoration Charge Adjustment (other than an interim (non-annual) System Restoration Charge Adjustment) and/or any PBRAF Adjustment, as applicable, becomes effective. The first Adjustment Date will be on or about ________ __, 2026, and all subsequent Adjustment Dates shall be on or about the same day of the year in subsequent years.

“Administration Agreement” means the Administration Agreement, dated as of the date hereof, by and between the Administrator and the Issuer, as the same may be amended and supplemented from time to time.

“Administration Fee” is defined in Section 2 of the Administration Agreement.

“Administrator” means CEHE, as Administrator under the Administration Agreement, or any successor Administrator to the extent permitted under the Administration Agreement.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annual Accountant’s Report” is defined in Section 3.04(a) of the Servicing Agreement.

“Annual Compliance Certificate” is defined in Section 3.03(a) of the Servicing Agreement.

“Applicable MDMA” means with respect to each Customer, the meter data management agent providing meters or meter reading services for that Customer’s account.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.).

Appendix A-1

“Basic Documents” means the Indenture, the Series Supplement, the Certificate of Formation, the LLC Agreement, the Administration Agreement, the Sale Agreement, the Bill of Sale, the Servicing Agreement, the Letter of Representations, the Underwriting Agreement and all other documents and certificates delivered in connection therewith.

“Bill” means each of the regular monthly bills, summary bills, opening bills and closing bills issued to Customers by CEHE or REPs or to REPs by CEHE on its own behalf and in its capacity as Servicer.

“Bill of Sale” means a bill of sale substantially in the form of Exhibit A to the Sale Agreement delivered pursuant to Section 2.02(i) of the Sale Agreement.

“Billed SRCs” means the amounts of System Restoration Charges billed by the Servicer, whether billed directly to Customers by the Servicer or indirectly through REPs.

“Billing Period” means the period of approximately thirty (30) days for which the Servicer renders Bills.

“Bond Balance” means, as of any date, the aggregate Outstanding Amount of Bonds, on such date.

“Bond Register” means the register provided by the Issuer pursuant to Section 2.05 of the Indenture.

“Bond Registrar” means U.S. Bank Trust Company, National Association for the purpose of registering the Bonds and transfers of Bonds pursuant to Section 2.05 of the Indenture.

“Bonds” means any of the Series 2025-A Senior Secured System Restoration Bonds issued by the Issuer pursuant to the Indenture on the Closing Date.

“Book-Entry Bonds” means beneficial interests in the Bonds, ownership and transfers of which shall be made through book entries by a Clearing Agency as described in Section 2.11 of the Indenture.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or Houston, Texas, are, or The Depository Trust Company is, required or authorized by law or executive order to remain closed.

“Calculation Date” means, with respect to the Bonds, the date on which the calculations and filings set forth in Section 4.01(b)(i) of the Servicing Agreement will be made each year. The first Calculation Date will be no later than ________ __, 2025, if the Servicer requests only System Restoration Charge Adjustments, and no later than _______ __, 2025, if the Servicer requests any PBRAF Adjustments (whether or not the Servicer also requests System Restoration Charge Adjustments). Subsequent Calculation Dates will be on or about the same applicable day of the year in subsequent years.

“Calculation Period” means the period of time covering the next two Payment Dates plus [three months] after the second such Payment Date.

“Capital Subaccount” is defined in Section 8.02(a) of the Indenture.

“CEHE” means CenterPoint Energy Houston Electric, LLC, a Texas limited liability company, or its successor.

Appendix A-2

“Certificate of Compliance” means the certificate referred to in Section 3.03(a) of the Servicing Agreement and substantially in the form of Exhibit C-2 to the Servicing Agreement.

“Certificate of Formation” means the Certificate of Formation of the Issuer filed with the Secretary of State of the State of Delaware on June 5, 2025 pursuant to which the Issuer was formed.

“Claim” means a “claim” as defined in Section 101(5) of the Bankruptcy Code.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date” means the date on which the Bonds are originally issued in accordance with Section 2.10 of the Indenture and the Series Supplement.

“Collection Account” is defined in Section 8.02(a) of the Indenture.

“Collection Period” means the period from and including the first day of a calendar month to but excluding the first day of the next calendar month.

“Corporate Trust Office” has the meaning specified in Appendix A to the Indenture.

“Customer Class” means each of the System Restoration Charge classes specified in the Financing Order.

“Customer” means each Person from whom CEHE is authorized to recover Qualified Costs as defined in and pursuant to the Public Utility Regulatory Act, any PUCT Regulation or the Financing Order, but shall not include REPs.

“Daily Remittance” is defined in Section 6.12(a) of the Servicing Agreement.

“Eligible Investments” has the meaning specified in the Indenture.

“ERCOT” means the Electric Reliability Council of Texas or any successor thereto.

“Estimated SRC Collections” means the sum of the payments in respect of System Restoration Charges which are deemed to have been received by the Servicer, directly or indirectly (including through a REP), from or on behalf of Customers, calculated in accordance with Annex I of the Servicing Agreement. Estimated SRC Collections include the amounts held back under the Tariff by an applicable REP to reflect potential write-offs.

“Event of Default” is defined in Section 5.01 of the Indenture.

“Excess Funds Subaccount” is defined in Section 8.02(a) of the Indenture.

“Excess Remittance” means the amount, if any, calculated for a particular Reconciliation Period, by which all Estimated SRC Collections remitted to the Collection Account during such Reconciliation Period exceed Actual SRC Collections received by the Servicer during such Reconciliation Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expected Amortization Schedule” means the expected amortization schedule set forth in Schedule 4.01(a) to the Servicing Agreement.

Appendix A-3

“Expected Final Payment Date” means, with respect to the Bonds, or, if applicable, each Tranche thereof, the date when all interest and principal is scheduled to be paid for that Tranche in accordance with the Expected Amortization Schedule.

“Expected Sinking Fund Schedule” means the expected sinking fund schedule in Schedule A to the Series Supplement.

“Federal Book-Entry Regulations” means 31 C.F.R. Part 357 et seq. (Department of Treasury).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Servicer from three federal funds brokers of recognized standing selected by it.

“Final Maturity Date” means, with respect to each Tranche of the Bonds, the final maturity date of such Tranche of the Bonds as specified in the Series Supplement.

“Financing Order” means the Financing Order issued by the Texas Commission on June 5, 2025 in Docket No. 57559 pursuant to the Securitization Act.

“General Subaccount” is defined in Section 8.02(a) of the Indenture.

“Governmental Authority” means any nation or government, any U.S. federal, state, local or other political subdivision thereof and any court, administrative agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Holders” means the Person in whose name a Bond is registered on the Bond Register.

“Indemnified Losses” is defined in Section 5.03 of the Servicing Agreement.

“Indemnified Person” is defined in Section 6.02 of the Servicing Agreement.

“Indenture” means the Indenture, dated as of the date hereof, by and among the Issuer, U.S. Bank Trust Company, National Association, as Trustee, and U.S. Bank National Association, as Securities Intermediary.

“Independent” means, when used with respect to any specified Person, that such specified Person:

(a) is in fact independent of the Issuer, any other obligor on the Bonds, the Seller, the Servicer and any Affiliate of any of the foregoing Persons,

(b) does not have any direct financial interest or any material indirect financial interest in the Issuer, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons, and

(c) is not connected with the Issuer, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director (other than as an independent director or manager) or person performing similar functions.

Appendix A-4

“Independent Manager” is defined in Section 4.01(a) of the LLC Agreement.

“Insolvency Event” means, with respect to a specified Person: (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such specified Person or any substantial part of its property in an involuntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law in effect as of the date hereof or thereafter, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such specified Person or for any substantial part of its property, or ordering the winding-up or liquidation of such specified Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such specified Person of a voluntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law in effect as of the Closing Date or thereafter, or the consent by such specified Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such specified Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such specified Person or for any substantial part of its property, or the making by such specified Person of any general assignment for the benefit of creditors, or the failure by such specified Person generally to pay its debts as such debts become due, or the taking of action by such specified Person in furtherance of any of the foregoing.

“Interim Adjustment Date” means the effective date of any interim or semi-annual System Restoration Charge Adjustment in accordance with Section 4.01(c) of the Servicing Agreement.

“Investment Earnings” means investment earnings on funds deposited in the Collection Account net of losses and investment expenses.

“Issuance Advice Letter” means the issuance advice letter submitted to the Texas Commission by CEHE pursuant to the Financing Order in connection with the issuance of the Bonds.

“Issuer” means CenterPoint Energy Restoration Bond Company II, LLC, a Delaware limited liability company, named as such in the Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the Trust Indenture Act, each other obligor on the Bonds.

“Letter of Representations” means any applicable agreement between the Issuer and the applicable Clearing Agency, with respect to such Clearing Agency’s rights and obligations (in its capacity as a Clearing Agency) with respect to any Book-Entry Bonds.

“Lien” means a security interest, lien, charge, pledge, equity or encumbrance of any kind.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of CenterPoint Energy Restoration Bond Company II, LLC, dated as of the date hereof.

“Losses” means (a) any and all amounts of principal of and interest on the Bonds not paid when due or when scheduled to be paid in accordance with their terms and the amounts of any deposits by or to the Issuer required to have been made in accordance with the terms of the Basic Documents or the Financing Order that are not made when so required and (b) any and all other liabilities, obligations, losses, claims, damages, payments, costs or expenses of any kind whatsoever.

Appendix A-5

“Majority Holders” means the Holders of at least a majority of the Outstanding Amount of the Bonds.

“Manager” means each manager of the Issuer under the LLC Agreement.

“Member” has the meaning specified in the first paragraph of the LLC Agreement.

“Monthly Servicer’s Certificate” is defined in Section 3.01(b)(i) of the Servicing Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor in interest. References to Moody’s are effective so long as Moody’s is a rating agency.

“NY UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Issuer under the circumstances described in, and otherwise complying with, the applicable requirements of Section 10.01 of the Indenture, and delivered to the Trustee.

“Operating Expenses” means, with respect to the Issuer, all fees, costs and expenses owed by the Issuer with respect to the Bonds, including all amounts owed by the Issuer to the Trustee (including any indemnity payments to the Trustee), the Servicing Fee, the Administration Fee, the costs and expenses incurred by the Seller in connection with the performance of the Seller’s obligations under Section 4.07 of the Sale Agreement, the costs and expenses incurred by the Servicer in connection with the performance of the Servicer’s obligations under Section 5.02(d) of the Servicing Agreement, the fees payable by the Issuer to the Independent Manager, administrative expenses, including external legal and external accounting fees, ratings maintenance fees, and all other costs and expenses recoverable by the Issuer under the terms of the Financing Order.

“Opinion of Counsel” means one or more written opinions of counsel, who may, except as otherwise expressly provided in the Basic Documents, be employees of or counsel to the party providing such opinion of counsel, which counsel shall be reasonably acceptable to the party receiving such opinion of counsel, and shall be in form and substance reasonably acceptable to such party.

“Outstanding” means, as of the date of determination, all Bonds theretofore authenticated and delivered under the Indenture except:

(a) Bonds theretofore canceled by the Bond Registrar or delivered to the Bond Registrar for cancellation;

(b) Bonds or portions thereof the payment for which money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Bonds; and

(c) Bonds in exchange for or in lieu of other Bonds that have been issued pursuant to the Indenture unless proof satisfactory to the Trustee is presented that any such Bonds are held by a Protected Purchaser;

Appendix A-6

provided that in determining whether the Holders of the requisite Outstanding Amount of the Bonds have given any request, demand, authorization, direction, notice, consent or waiver under any Basic Document, Bonds owned by the Issuer, any other obligor upon the Bonds, the Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons shall be disregarded and deemed not to be Outstanding (unless one or more such Persons owns 100% of such Bonds), except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Bonds that the Trustee actually knows to be so owned shall be so disregarded. Bonds so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Bonds and that the pledgee is not the Issuer, any other obligor upon the Bonds, Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons.

“Outstanding Amount” means the aggregate principal amount of all Outstanding Bonds, Outstanding at the date of determination.

“Paying Agent” means U.S. Bank Trust Company, National Association, and any other Person appointed as a paying agent for the Bonds pursuant to the Indenture.

“Payment Date” has the meaning set forth in Section 3(b) of the Series Supplement.

“PBRAF” means the periodic billing requirement allocation factor used to allocate System Restoration Charges among different classes of Customers, as set forth in Schedule SRC and any other applicable tariff or order.

“PBRAF Adjustment” means each adjustment to any PBRAF made in accordance with Section 4.01 of the Servicing Agreement, Schedule SRC and any other applicable tariff, any order issued by the Texas Commission pursuant to Section 39.253 of the Public Utility Regulatory Act, and Annex I to the Servicing Agreement.

“Penalty” means a late-fee penalty assessed by the Servicer against an REP or other Person for such REP’s or such other Person’s failure to remit timely payments of System Restoration Charges as set forth in Section 3.05(c)(ii) of the Servicing Agreement.

“Periodic Billing Requirement” means, for any Calculation Period, the aggregate amount of System Restoration Charges calculated by the Servicer as necessary to be billed during such period in order to collect the Periodic Payment Requirements on or before the end of the Collection Period immediately preceding the next annual Adjustment Date.

“Periodic Payment Requirement” for any Calculation Period means the total dollar amount (after giving effect to the allocation and distribution of amounts on deposit in the Excess Funds Subaccount at the time of calculation and which will be available for payments on the Bonds at the end of such calculation period and including any shortfalls in Periodic Payment Requirements for any prior Calculation Period) sufficient to ensure that, as of the last Payment Date occurring in such Calculation Period, (1) all accrued and unpaid interest on the Bonds then due shall have been paid in full, (2) the Outstanding Amount of the Bonds is equal to the Projected Bond Balance, (3) the balance on deposit in the Capital Subaccount equals the aggregate Required Capital Amount and (4) all other fees and expenses due and owing and required or allowed to be paid under Section 8.02 of the Indenture as of such date shall have been paid in full; provided that, with respect to any annual System Restoration Charge Adjustment or interim System Restoration Charge Adjustment occurring after the last Scheduled Final Payment Date for any Bonds, the Periodic Payment Requirements shall be calculated to ensure that sufficient System Restoration Charges will be collected to retire such Bonds in full as of the earlier of (x) the Payment Date preceding the next annual Adjustment Date and (y) the Final Maturity Date for such Bonds.

Appendix A-7

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), business trust, limited liability company, unincorporated organization or Governmental Authority.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Projected Bond Balance” means, as of any date, the anticipated Outstanding Amount of Bonds, after giving effect to payment of the sum of the payment amounts provided for in the Expected Amortization Schedules for the Bonds, to be paid on or before such date.

“Protected Purchaser” means has the meaning specified in Section 8-303 of the UCC.

“Provider of Last Resort” has the meaning specified in Section 39.106 of the Public Utility Regulatory Act.

“Public Utility Regulatory Act” means the Texas Public Utility Regulatory Act, as codified in Title II of the Utilities Code.

“PUCT Regulation” means any regulation, rule, order or directive promulgated, issued or adopted by the Texas Commission.

“Purchase Price” has the meaning specified in Section 2.01(a) of the Sale Agreement.

“Qualified Costs” has the meaning assigned to that term in Section 36.403(d) of the Public Utility Regulatory Act and the Financing Order.

“Rating Agency” means any rating agency rating the Bonds at the applicable time at the request of the Issuer, which initially shall be Moody’s and S&P. If no such organization or successor is any longer in existence, “Rating Agency” shall be a nationally recognized statistical rating organization or other comparable Person designated by the Issuer, written notice of which designation shall be given to the Trustee, the Texas Commission and the Servicer.

“Rating Agency Condition” means, with respect to any action, at least ten Business Days’ prior written notification to each Rating Agency of such action, and written confirmation from each of S&P and Moody's to the Trustee and the Issuer that such action will not result in a suspension, reduction or withdrawal of the then current rating by such Rating Agency of any Tranche of the Bonds and that prior to the taking of the proposed action no other Rating Agency shall have provided written notice to us that such action has resulted or would result in the suspension, reduction or withdrawal of the then current rating of any such Tranche of the Bonds; provided, that, if within such ten Business Day period, any Rating Agency (other than S&P) has neither replied to such notification nor responded in a manner that indicates that such Rating Agency is reviewing and considering the notification, then (i) the requesting party shall be required to confirm that such Rating Agency has received the Rating Agency Condition request, and if it has, promptly request the related Rating Agency Condition confirmation and (ii) if the Rating Agency neither replies to such notification nor responds in a manner that indicates it is reviewing and considering the notification within five Business Days following such second request, the applicable Rating Agency Condition requirement shall not be deemed to apply to such Rating Agency. For the purposes of this definition, any confirmation, request, acknowledgment or approval that is required to be in writing may be in the form of electronic mail or a press release (which may contain a general waiver of a Rating Agency's right to review or consent).

Appendix A-8

“Reconciliation Period” means, with respect to any Collection Period, the twelve-month period ending the first day of such Collection Period; provided, that the initial Reconciliation Period shall commence on the Closing Date and that a shorter Reconciliation Period may be established pursuant to the last paragraph of  Section 8.01(b) of the Servicing Agreement.

“Regulation AB” means the rules of the SEC promulgated under Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123.

“Reimbursable Expenses” is defined in Section 2 of the Administration Agreement and Section 6.07(c) of the Servicing Agreement.

“Released Parties” is defined in Section 6.02(f) of the Servicing Agreement.

“Remittance Requirement” means, with respect to any REP, the requirement that such REP remit System Restoration Charges to the Servicer within a prescribed number of days of billing by the Servicer in accordance with, if applicable, the Financing Order, the Tariff and any other PUCT Regulations.

“Remittance Shortfall” means the amount, if any, calculated for a particular Reconciliation Period, by which Actual SRC Collections received by the Servicer during such Reconciliation Period exceed all Estimated SRC Collections remitted to the Collection Account during such Reconciliation Period.

“REP” means a retail electric provider under the Financing Order or any other entity which, under the terms of the Financing Order or the Utilities Code, may be obligated to pay, bill or collect the System Restoration Charges, other than Customers.

“REP Billing Day” has the meaning specified in Section 3.05(c)(ii) of the Servicing Agreement.

“REP Credit Requirement” means the credit and collection policies applicable to REPs under the Financing Order, the Tariff and other PUCT Regulations.

“REP Default” has the meaning specified in Section 3.05(d)(i) of the Servicing Agreement.

“REP Deposit” has the meaning specified in Section 3.05(e) of the Servicing Agreement.

“Required Capital Amount” means the amount specified as such in the Series Supplement.

“Requirement of Law” means any foreign, U.S. federal, state or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority or common law.

Appendix A-9

“Responsible Officer” means, with respect to: (a) the Issuer, any officer, including President, Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, of the Issuer, or any Manager; (b) the Trustee, any officer within the Corporate Trust Office of such trustee (including the President, any Vice President, any Assistant Vice President, any Secretary, any Assistant Treasurer or any other officer of the Trustee customarily performing functions similar to those performed by persons who at the time shall be such officers, respectively, and that has direct responsibility for the administration of the Indenture and also, with respect to a particular matter, any other officer to whom such matter is referred to because of such officer’s knowledge and familiarity with the particular subject); (c) any corporation (other than the Trustee but including CEHE), the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer or any other duly authorized officer of such Person who has been authorized to act in the circumstances; (d) any partnership, any general partner thereof; and (e) any other Person (other than an individual), any duly authorized officer or member of such Person, as the context may require, who is authorized to act in matters relating to such Person.

“Retirement” means any day on which the final distribution is made to the Trustee in respect of the last Outstanding Amount.

“Return on Invested Capital” means, for any Payment Date, the sum of (i) the actual amounts earned from investments, payable to CEHE, on its capital contribution in the Issuer which amount has been deposited by the Issuer into the Capital Subaccount plus (ii) any Return on Invested Capital not paid on any prior Payment Date.

“Sale Agreement” means the System Restoration Property Sale Agreement, dated as of the date hereof, by and between the Issuer and CEHE, and acknowledged and accepted by the Trustee, as the same may be amended and supplemented from time to time.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor in interest. References to S&P are effective so long as S&P is a rating agency.

“Schedule SRC” means the tariff on the form entitled “Schedule SRC” approved by the Texas Commission in the Financing Order and filed by CEHE prior to the issuance of the Bonds.

“Scheduled Final Payment Date” means, with respect to each Tranche of the Bonds, the date when all interest and principal for such Tranche is scheduled to be paid on the Bonds in accordance with the Expected Sinking Fund Schedule, as specified in the Series Supplement.

“SEC” means the Securities and Exchange Commission.

“Securities Intermediary” means U.S. Bank National Association, a national banking association, solely in the capacity of a “securities intermediary” as defined in the NY UCC and Federal Book-Entry Regulations or any successor securities intermediary under the Indenture.

“Securitization Act” means Subchapter I of Chapter 36 of the Public Utility Regulatory Act, adopted and effective in August 2009, that allows for the securitization of system restoration costs, together with Subchapter G of Chapter 39 of the Public Utility Regulatory Act.

“Seller” means CEHE, or its successor, in its capacity as seller of the System Restoration Property to the Issuer pursuant to the Sale Agreement.

“Semi-Annual Servicer's Certificate” is defined in Section 4.01(f)(ii)(A) of the Servicing Agreement.

Appendix A-10

“Series Supplement” means an indenture supplemental to the Indenture in the form attached as Exhibit B to the Indenture that authorizes the issuance of the Bonds.

“Servicer” means CEHE, as initial Servicer under the Servicing Agreement, or any successor Servicer to the extent permitted under the Servicing Agreement.

“Servicer Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois or Houston, Texas are required or authorized by law or executive order to remain closed, on which the Servicer maintains normal office hours and conducts business.

“Servicer Default” is defined in Section 7.01 of the Servicing Agreement.

“Servicing Agreement” or “this Agreement” means the System Restoration Property Servicing Agreement, dated as of the date hereof, by and between the Issuer and CEHE, and acknowledged and accepted by the Trustee, as the same may be amended and supplemented from time to time.

“Servicing Fee” means the fee payable by the Issuer to the Servicer on each Payment Date with respect to the Bonds, in an amount specified in Section 6.07(a) of the Servicing Agreement.

“Servicing Standard” means the obligation of the Servicer to calculate, apply, remit and reconcile proceeds of the System Restoration Property, including SRC Collections and REP Deposits for the benefit of the Issuer and the Holders (i) with the same degree of care and diligence as the Servicer applies with respect to payments owed to it for its own account, (ii) in accordance with all applicable procedures and requirements set forth in the Financing Order and Schedule SRC and (iii) in accordance with the other terms of the Servicing Agreement.

“Special Payment Date” means the date on which any payment of principal of or interest (including any interest accruing upon default) on, or any other amount in respect of, the Bonds that is not actually paid within five days of the Payment Date applicable thereto is to be made by the Trustee to the Holders.

“State” means any one of the 50 states of the United States of America or the District of Columbia.

“SRC Collections” means amounts constituting good funds collected by the Servicer in respect of the System Restoration Charges and the System Restoration Property.

“Subaccount” means, individually, the General Subaccount, the Excess Funds Subaccount, and the Capital Subaccount.

“successor Servicer” means (i) a successor to CEHE pursuant to Section 6.03 of the Servicing Agreement or (ii) a successor Servicer appointed by the Trustee pursuant to Section 7.04 of the Servicing Agreement which in each case will succeed to all the rights and duties of the Servicer under the Servicing Agreement.

“System Restoration Charge Adjustment” means each adjustment to System Restoration Charges related to the System Restoration Property made in accordance with Section 4.01 of the Servicing Agreement and Annex I to the Servicing Agreement.

“System Restoration Charges” means the nonbypassable amounts to be charged for the use or availability of electric services, approved by the Texas Commission in the Financing Order to recover Qualified Costs that may be collected by CEHE, its successors, assignees or other collection agents as provided for in the Financing Order.

Appendix A-11

“System Restoration Property” means the rights and interests of the Seller or its successor under the Financing Order once those rights are first transferred to the Issuer or pledged in connection with the issuance of the Bonds, including the right to impose, collect and receive through System Restoration Charges payable by retail electric customers which take service at distribution voltage within Seller’s certificated service area as it existed on the date of the Financing Order, an amount sufficient to cover the Qualified Costs of the Seller authorized in the Financing Order, the right to receive System Restoration Charges in amounts and at times sufficient to pay principal and interest and make other deposits in connection with the Bonds and all revenues and collections resulting from System Restoration Charges, except the rights of CEHE to earn and receive a rate of return on its invested capital in the Issuer, to receive administration and servicer fees, or to use CEHE’s remaining portion of the Purchase Price, and all revenue, collections, payments, money and proceeds arising out of those rights and interests. System Restoration Property is known as “transition property” in the Securitization Act.

“System Restoration Property Records” is defined in Section 5.01 of the Servicing Agreement.

“Tariff” means any rate tariff filed with the Texas Commission pursuant to the Public Utility Regulatory Act to evidence any System Restoration Charges.

“Termination Notice” is defined in Section 7.01 of the Servicing Agreement.

“Texas Commission” means the Public Utility Commission of Texas or any successor entity thereto.

“Third-Party Collector” means each third party, including each REP, which, pursuant to any Tariff filed with the Texas Commission, or any agreement with CEHE, is obligated to bill, pay or collect System Restoration Charges.

“Tranche” means any one of the tranches of Bonds, as specified in the Series Supplement.

“Trust Estate” has the meaning set forth in the Series Supplement.

“Trust Indenture Act” means the Trust Indenture Act of 1939 as in force on the Closing Date, unless otherwise specifically provided.

“Trustee” means U.S. Bank Trust Company, National Association, a national banking association, as indenture trustee for the benefit of the Holders, or any other indenture trustee for the benefit of the Holders, under the Indenture.

“UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction.

“Underwriting Agreement” means the Underwriting Agreement, dated ________ __, 2025, by and among the Issuer, CEHE, and the representatives of the several Underwriters named therein, as the same may be amended, supplemented or modified from time to time, with respect to the issuance of the Bonds.

“Utilities Code” means the Texas Utilities Code, as amended from time to time.

Appendix A-12

“Weighted Average Days Outstanding” means the weighted average number of days CEHE’s monthly bills to REPs remain outstanding during the calendar year immediately preceding the calculation thereof pursuant to Section 4.01(b)(i) of the Servicing Agreement.  The initial Weighted Average Days Outstanding shall be thirty-five (35) days until updated pursuant to Section 4.01(b)(i) of the Servicing Agreement.

B.            Rules of Construction. Unless the context otherwise requires:

(a)            All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under U.S. generally accepted accounting principles or regulatory accounting principles, the definitions contained in this Agreement shall control.

(b)            The term “including” means “including without limitation”, and other forms of the verb “include” have correlative meanings.

(c)            All references to any Person shall include such Person’s permitted successors and assigns, and any reference to a Person in a particular capacity excludes such Person in other capacities.

(d)            Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(e)            The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Appendices and Exhibits in this Agreement are references to Articles, Sections, Appendices and Exhibits in or to this Agreement unless otherwise specified in this Agreement.

(f)            The various captions (including the tables of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

(g)            The definitions contained in this Appendix A apply equally to the singular and plural forms of such terms, and words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(h)            Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in such agreement or document) and include any attachments thereto.

Appendix A-13

(i)            References to any law, rule, regulation or order of a Governmental Authority shall include such law, rule, regulation or order as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(j)            The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(k)            The word “or” is not exclusive.

(l)            All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(m)          A term has the meaning assigned to it.

Appendix A-14